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                                                                   EXHIBIT 10.48

                               FORMATION AGREEMENT

                                     BETWEEN

                       PANHANDLE EASTERN PIPE LINE COMPANY

                                       AND

                         MARATHON ASHLAND PETROLEUM LLC

                                       AND

                TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP

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                               FORMATION AGREEMENT

      This FORMATION AGREEMENT (this "Agreement") dated as of August 10, 2000 is made by and between Panhandle Eastern Pipe Line Company, a Delaware corporation ("PEPL"), Marathon Ashland Petroleum LLC, a Delaware limited liability company ("MAP"), and TE Products Pipeline Company, Limited Partnership, a Delaware limited partnership ("TEPPCO").

                                  W I T N E S S

      WHEREAS, March 9, 2000, PEPL, MAP and TEPPCO entered into a non-binding Memorandum of Understanding to form a limited liability company to own, construct and operate certain pipeline and related assets as a common carrier;

      WHEREAS, PEPL, MAP and TEPPCO desire to set forth their agreement concerning the formation of Centennial Pipeline LLC, a Delaware limited liability company (the "Company"), the acquisition and construction of certain assets in connection with the Centennial Line and related facilities;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants of PEPL, MAP and TEPPCO, and upon the terms and subject to the conditions hereinafter set forth, PEPL, MAP and TEPPCO, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                  DEFINED TERMS

      1.1 DEFINED TERMS. Capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A attached.


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                                   ARTICLE II

                               SCHEDULE OF EVENTS

      2.1 ACTIONS TO DATE. On March 9, 2000, the Parties signed a non-binding Memorandum of Understanding to form a limited liability company to own, construct and operate a refined petroleum products pipeline to extend from Beaumont, Texas to Bourbon, Illinois. On March 9, 2000, PEPL, through its Affiliate, filed with the FERC for abandonment of the Trunkline 26 from natural gas service (the "Abandonment Proceedings"). On May 17, 2000, the Parties signed an agreement confirming the sharing mechanism for certain costs incurred prior to the execution of this Agreement (the "Cost Sharing Agreement").

      2.2 LIMITED LIABILITY COMPANY FORMATION. On March 27, 2000, MAP formed Centennial Pipeline LLC as a single member limited liability company pursuant to the Delaware Act. Upon execution of this Agreement, the Parties agree to execute and deliver the Amended and Restated Limited Liability Company Agreement in the form attached as Schedule 2.2 (the "LLC Agreement").

      2.3 FERC ABANDONMENT PROCEEDINGS. The Parties desire that the order of the FERC issued in the Abandonment Proceedings (the "Abandonment Order") become final and no longer subject to rehearing on or before June 30, 2001 (the "Order Date").

      (a) If the Abandonment Order has not become final and no longer subject to rehearing by the Order Date, then any Party may terminate this Agreement. Such termination will be by written notice to the other Parties given within the five
(5) Business Day period immediately following the Order Date. The failure of a Party to provide such notice will be deemed to be a waiver by such Party of the provisions of this Section 2.3(a) except as provided in Section 2.3(b).

      (b) In the absence of such termination, the Order Date will automatically be extended for successive periods of two (2) months. At the end of each such extension period any Party again may terminate this Agreement as provided in
Section 2.3(a).

      (c) When the Abandonment Order is issued, the Parties will have twenty
(20) days in which to determine whether the Abandonment Order is acceptable (such twentieth day being the


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"Election Date"). For the purposes of this section, the Abandonment Order shall be deemed "acceptable" unless it may in the reasonable judgment of a Party have a material adverse effect on such Party or the Company.

      (d) No later than the Election Date, each Party will provide written notice to the other Parties whether the Abandonment Order is acceptable or unacceptable to such Party. The failure of a Party to timely provide such notice will be deemed to be a notice that the Abandonment Order is acceptable to such Party.

      (e) If the Abandonment Order is unacceptable to any Party, then the Parties agree to proceed in accordance with Section 2.6(b) of this Agreement.

      2.4 TEPPCO'S MARKET BASED RATES. On May 11, 1999, TEPPCO filed with the FERC for the establishment of market based tariff rates for refined product movements on its mainline system (the "TEPPCO Market Based Rates"). If TEPPCO has not received an order from the FERC granting such market based rates as to all of the origin and destination points listed in Schedule 2.4 (the "Tariff Schedules") five (5) days prior to the Election Date, then TEPPCO may, no later than the Election Date, provide written notice to the other Parties of its election to terminate this Agreement. The failure of TEPPCO to timely provide such notice of termination will be deemed to be a waiver by TEPPCO of the provisions of this Section.

      2.5 FINANCING ARRANGEMENTS.

      (a) The Parties anticipate financing up to One Hundred Fifty Million Dollars ($150,000,000.00) of the costs for obtaining rights of way, constructing the new line segment from near Beaumont, Texas to Longville, Louisiana, converting Trunkline 26, constructing the terminal at Creal Springs, Illinois and purchasing and maintaining line fill and providing related working capital. It is expected that the financing needed to accomplish all of the foregoing (collectively, the "Construction Debt") will be in the form of loans from banks or similar institutions (the "Lenders") to be entered into as of the Formation Date. The terms for the Construction Debt must be presented by the Lenders as a firm commitment that is contingent only upon the election (or appropriate waiver) by all of the Parties under all Sections of this Article II to proceed with the transactions contemplated by this Agreement rather than to


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terminate this Agreement. The Parties further expect that, on or about the
Commencement Date, the Construction Debt will be converted to the Long Term Debt, pursuant to borrowings thereunder, which the Parties further expect will be non-recourse to them and their Affiliates.

      (b) Upon each Party's receipt of a reasonably accurate, detailed and complete summary of terms or other related term sheet setting forth proposed terms of the Construction Debt, and all related letter or similar agreements, from each Person or group of Persons that proposes to be the Lenders of the Construction Debt (each such set of terms and agreements, a "Term Sheet"), it will promptly review each Term Sheet. If based upon a review of any Term Sheet that is not rejected by all Parties, a Party or, if applicable, one or more of its Affiliates (such Party or any such Affiliate, each an "Affected Party") determines that its compliance with one or more terms or conditions of a Term Sheet (each such Term Sheet, an "Affected Term Sheet") will result in a breach of, default under, or lien creation pursuant to, the existing terms binding on it of one or more agreements to which it is a party or otherwise bound or to which its assets are bound or subject (each an "Affected Agreement"), then it will promptly (i) notify each other Party of such circumstances and (ii) will use commercially reasonably efforts to obtain from each requisite party to an Affected Agreement such necessary modifications to such Affected Agreement (each such modification with respect to each Affected Agreement, a "Compliance Modification") which will permit it to perform the terms and conditions of each Affected Term Sheet and to comply with each agreement to which such Party or any of its Affiliates is a party or otherwise bound or to which any of its or their property is bound or subject, provided however, in no event shall commercially reasonable efforts require any Affected Party, among other things, to incur, directly or indirectly, any costs or expenses or risk or liability, or to become subject to, directly or indirectly, any restriction or limitation, which in each case it reasonably believes is material in amount, scope, restriction or nature. If at least five (5) Business Days before the Election Date an Affected Party has not received each Compliance Modification that it has requested or a firm commitment to receive each such Compliance Modification, it will so notify each other Party, and from and subsequent to the date of that notice (unless revoked by such Affected Party without prejudice to the other Parties), the terms of each Affected Term Sheet, for all purposes of this Agreement (including without limitation, Section 2.5(c) hereof), shall not constitute "terms of the Construction Debt that are commercially


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reasonable for comparable transactions at such time" or words of similar import and shall constitute terms that are not in form and substance acceptable to the Affected Party.

      (c) If (i) the terms of and commitment for the Construction Debt are not received by each of the Parties at least five (5) Business Days before the Election Date to enable the Parties to fully consider same, (ii) such terms are not in form and substance acceptable to each of the Parties, or (iii) the form and substance of the commitment by the Lenders are not acceptable to each of the Parties (each of the requirements of clauses (ii) and (iii) to be determined in each Party's discretion), then any of the Parties may terminate this Agreement. Notwithstanding the preceding sentence, if the terms of the Construction Debt are commercially reasonable for comparable transactions at such time, the Parties shall be bound thereby and shall not have the option to terminate this Agreement pursuant to Section 2.5(c)(ii). Any Party's approval or acquiesence to a Term Sheet under Section 2.5(b), or the authorization of Lenders to proceed with loan documentation, shall not be deemed an election or waiver of an election under this Section 2.5(c). In order to exercise the option to terminate under this Section 2.5, a Party must give notice of its exercise on or before the Election Date. The failure of any Party to timely provide such notice of termination will be deemed to be a waiver of such Party's right to terminate pursuant to this Section 2.5.

      (d) In the event TEPPCO exercises the option to terminate pursuant to the provision of Section 2.5(b) and (c) as a result of the failure to obtain a satisfactory Compliance Modification, at the election of the remaining Party or Parties, as the case may be, such exercise shall not be considered as a termination of this Agreement but instead an election to withdraw. In such event, the provisions of the first sentence of Section 13.2(b) shall apply, and the obligations of TEPPCO hereunder shall be limited to one-third (1/3) of the amount of liabilities incurred by the Company through the effective date of TEPPCO's withdrawal, and the remaining Party or Parties shall indemnify TEPPCO and its Affiliates from any further costs, expenses or liabilities incurred by or on behalf of the Company. Additionally, the Parties agree to enter into, or to cause their Affiliates to enter into, as the case may be, the agreements listed below upon the execution by the other parties thereto, to be effective on and subject only to the Commencement Date occurring:


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            (i)   Division Agreement - MAPL Delivery Points (Schedule 11.4(c))

            (ii)  Division Agreement - TEPPCO Delivery Points (Schedule 11.4(b))

            (iii) MAP/TEPPCO T&D

            (iv)  TEPPCO Conveyance Documents

            (v) Tie-In and Procedure Agreements (Creal Springs and Beaumont only)

            (vi)  Side Letter Regarding Natural Gasoline between MAP and TEPPCO

In such event, the Parties (including Centennial upon its execution of the Addendum and Joinder described in Section 14.15) agree that the following modifications shall be incorporated in the agreements discussed below:

            (I) TEPPCO shall receive fair market value for the properties conveyed pursuant to the TEPPCO Conveyance Documents.

            (II) The MAP/TEPPCO T&D shall be amended to provide to TEPPCO annual audit rights with respect to the satisfaction by MAP of its annual volume obligations under the MAP/Centennial T&D.

      2.6 CONDITIONAL ACCEPTANCE.

      (a) If each of the Parties has provided notice that the Abandonment Order is acceptable and that the terms of the Construction Debt and the commitment therefor are acceptable, and if TEPPCO has received an order granting the TEPPCO Market Based Rates, or has waived such condition, then on the Election Date, the Parties will execute a conditional acceptance in the form attached as Schedule
2.6 (the "Conditional Acceptance"). If the Parties execute such Conditional Acceptance and no Petition for Rehearing of the Abandonment Order is subsequently filed by a third party intervenor in the Abandonment Proceeding, the Conditional Acceptance will become the irrevocable agreement, subject to the terms of this Agreement, of the Parties to proceed with the remaining provisions of this Formation Agreement. If a Petition for Rehearing is filed by a third party intervenor, the Conditional Acceptance will terminate upon the filing of such Petition for Rehearing.


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      (b) In the event the Abandonment Order is unacceptable to a Party and as a result the Parties do not execute the Conditional Acceptance, then the Parties agree to negotiate in good faith and to use their reasonable efforts to agree upon the substance of a Petition for Rehearing. In the absence of such agreement, any of the Parties may file alone, or collectively with other
Persons, a Petition for Rehearing.

      (c) Following the filing of a Petition for Rehearing by one or more of the Parties or by one or more third party intervenors.

            (i) If the Parties hereto do not file for rehearing, but one or more third party intervenors do, and the FERC denies such Petition(s) for Rehearing, and no third party intervenor files a timely judicial appeal of the FERC's order denying rehearing then the Conditional Acceptance previously executed by the Parties shall be reinstated and be effective as of the date of the FERC order denying rehearing. If a third party intervenor files a timely appeal of the FERC order denying rehearing and a Party hereto in its reasonable judgment determines that such FERC order may not withstand such judicial appeal, such Party may terminate this Agreement upon ten (10) days written notice after the filing of such appeal.

            (ii) If one or more of the Parties hereto and/or one or more third party intervenors file Petitions for Rehearing and such petition(s) are granted, the FERC will ultimately issue an Order on Rehearing either affirming the Abandonment Order in all respects or modifying the Abandonment Order in one or more respects. From the effective date of the FERC's issuance of an Order on Rehearing (such order, whether a modification or reaffirmation of the original Abandonment Order, is herein referred as the "Modified Abandonment Order") the Parties will have twenty (20) days in which to repeat the determinations and actions set forth in Sections 2.3(c) and (d), and 2.5 with respect to the Modified Abandonment Order, including the right to terminate this Agreement pursuant to such provisions. In this regard, the twentieth day from such effective date of the issuance of the Order on Rehearing shall be the "Election Date" for such redeterminations and actions. Notwithstanding the foregoing:

                  (A) If none of the Parties has provided written notice, or in the absence of such notice, has been deemed to have waived its election, to terminate pursuant to Section 2.3 (d), and the Modified Abandonment Order does not change the Abandonment Order in any


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material respect, the Parties shall not be entitled to a redetermination under
Section 2.3 or to reassert such condition, unless a third party intervenor files a timely judicial appeal of the Modified Abandonment.

                  (B) If, by notice or waiver pursuant to the provisions of
Section 2.5, any of the Parties have indicated that the terms and form of commitment of the Construction Debt are satisfactory in form and substance to it, and if such terms and commitment of the Construction Debt as provided by the Lenders under Section 2.5 are unchanged in all material respects, then such Parties shall not be entitled to a redetermination under Section 2.5 or to reassert such condition.

      (d) If "redetermination" is permitted of (i) the Modified Abandonment Order pursuant to Section 2.3(c), or (ii) the terms of the Construction Debt or the commitment with respect thereto pursuant to Section 2.5, then any Party may elect to terminate this Formation Agreement in accordance with, and to the extent permitted by, the provisions of Section 2.3 or 2.5, as applicable, by providing to the other Parties notice of its election to terminate within five
(5) days of the new Election Date established in accordance with Section 2.6(c)(ii). The failure of a Party to timely provide such notice of non-acceptance or termination will be deemed to be a waiver of such Party's right to terminate pursuant to this Section. If, following the receipt of all notices hereunder or the waiver of such conditions, all Parties have elected to proceed, the Parties shall provide written confirmation thereof to the Construction Debt Lenders.

                                  ARTICLE III

                                  LLC AGREEMENT

      3.1 PEPL INTEREST. On the date hereof, PEPL will execute the LLC Agreement and obtain a Membership Interest in the Company that represents a thirty-three and one-third (33 1/3) Percentage Interest in the Company.

      3.2 TEPPCO INTEREST. On the date hereof, TEPPCO will execute the LLC Agreement and obtain a Membership Interest in the Company that represents a thirty-three and one-third (33 1/3) Percentage Interest in the Company.


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      3.3 MAP INTEREST. On the date hereof, MAP will execute the LLC Agreement and retain a Membership Interest in the Company that represents a thirty-three and one-third (33 1/3) Percentage Interest in the Company.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF PEPL

      PEPL hereby represents and warrants to MAP, TEPPCO and to the Company with respect to itself and, as applicable and in accordance with Section 14.5, TGC and TPH:

      4.1 DUE ORGANIZATION, GOOD STANDING AND POWER. PEPL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the power and authority to own, lease and operate its assets and to conduct the business now being or to be conducted by it. PEPL or its Affiliate owning and operating the Trunkline 26 is duly authorized, qualified or licensed to do business as a foreign corporation in good standing in each of the Jurisdictions. It has all requisite power and authority to enter into this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

      4.2 AUTHORIZATION AND VALIDITY OF AGREEMENTS. The execution and delivery by PEPL of this Agreement and the Transaction Documents to which it is or will be a party and the consummation by PEPL and/or its Affiliates of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate or other action on the part of PEPL or the Affiliate. This Agreement has been duly executed and delivered by PEPL and at the Formation Date, or the Closing Date, as the case may be, each of the Transaction Documents to which PEPL is or will be a party will have been duly executed and delivered by it. Except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether the enforceability is considered at law or in equity), this Agreement is the legal, valid and binding obligation of PEPL, in each case, enforceable against it in accordance with its terms, and each of the Transaction Documents to which PEPL is or will be a


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party will be the legal, valid and binding obligation of PEPL in each case enforceable against PEPL in accordance with its terms.

      4.3 LACK OF CONFLICTS. Neither the execution and delivery by PEPL of this Agreement, nor the execution and delivery by PEPL of any of the Transaction Documents to which PEPL is or will be a party, nor the consummation by it or its Affiliates of the transactions contemplated hereby and thereby does or will (i) conflict with, or result in the breach of any provision of, the charter or by-laws or similar governing or organizational documents of PEPL or such Affiliates, (ii) violate any applicable law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon PEPL or such Affiliates, (iii) result in the creation of any lien upon any of the PEPL Transferred Assets or (iv) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, an event of default or an event which with notice, lapse of time or both, would constitute a default or an event of default under the terms of any material agreement or instrument to which PEPL or such Affiliates is a party.

      4.4 NO CONSENTS. Other than such consents as may be required from landowners relating to the PEPL Rights of Way, and except as set forth on
Schedule 4.4, no Governmental Approvals or other consents are required, or at the Formation Date or Closing Date will be required, for the execution and delivery by PEPL of this Agreement, any of the other Transaction Documents or for the consummation by its Affiliates of the transactions contemplated hereby and thereby, except where the failure to obtain such Governmental Approvals or other consents would not have a material adverse effect on the PEPL Transferred Assets, or on their ability to consummate the transactions contemplated hereby.

      4.5 NO MATERIAL CHANGES. Except as set forth on Schedule 4.5, since January 1, 2000, there has not occurred with respect to the PEPL Transferred Assets (a) any Casualty or Condemnation Loss which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the PEPL Transferred Assets or (b) any other event, occurrence or development which in any such case has had or would reasonably be expected to have, individually, a material adverse effect on the PEPL Transferred Assets. Except as set forth on Schedule 4.5, since January 1, 2000, PEPL and its Affiliates have operated the Trunkline 26


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in the ordinary course consistent with its current practices, including without limitation, the practices with respect to pollution control equipment replacements or upgrades and off-site and on-site storage, treatment and disposal of Hazardous Substances.

      4.6 REAL PROPERTY.

      (a) The PEPL Rights of Way are in full force and effect in all material respects and constitute the legal, valid and binding obligations of the landowners, PEPL, or its Affiliates, that are parties thereto, enforceable against the landowners, PEPL, or its Affiliates, in accordance with their respective terms. The PEPL Rights of Way constitute a continuous right of way for the Trunkline 26 from Longville, Louisiana to Bourbon, Illinois; provided however, that PEPL does not represent or warrant that all of the PEPL Rights of Way are valid for use with a petroleum products pipeline.

      (b) All utility easements, rights of access, road or railway crossings, and other easements and similar rights serving the lands underlying or abutting the Trunkline 26 are of such a character or type that they will not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Trunkline 26 or its operation.

      4.7 TITLE TO THE TRUNKLINE 26. PEPL, directly or indirectly through its Affiliates, has good and valid title to all of the Trunkline 26, free and clear of all Liens except Permitted Encumbrances, and upon consummation of the transactions contemplated hereby, the Company will have good and valid title to the Trunkline 26, in each case free and clear of all Liens except Permitted Encumbrances.

      4.8 PEPL PERMITS. Schedule 4.8 sets forth a list of all permits that have been issued or granted to PEPL, or any of its Affiliates, for the construction or operation of the Trunkline 26.

      4.9 TAXES. There are no Liens for unpaid Taxes on any of the PEPL Transferred Assets and no claim has been made by any Governmental Authority which could give rise to any such Lien.

      4.10 COMPLIANCE WITH LAWS. The PEPL Transferred Assets are being operated by PEPL or its Affiliates in compliance with all applicable laws, including Environmental Laws,


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rules and regulations. Neither PEPL, nor any of its Affiliates, has received any notice from any Governmental Authority that the operations of the Trunkline 26 are being conducted in violation of any applicable law, rules or regulations, or has Knowledge of any investigation or review pending or threatened by any Governmental Authority relating to any alleged violation, which violation would have or would reasonably be expected to have, individually (including a series of related violations), or in the aggregate a material adverse effect on the Trunkline 26.

      4.11 LEGAL PROCEEDINGS. Except as set forth on Schedule 4.11, there are no Claims pending or, to the Knowledge of PEPL, threatened against PEPL, or any of its Affiliates, by or before any Governmental Authority or any Third Party (i) seeking to prevent or delay the Formation, the Closing or any of the transactions contemplated by this Formation Agreement, or (ii) which would have or would reasonably be expected to have, individually (including a series of related Claims) or in the aggregate a material adverse effect on the Trunkline 26 or its operation.

      4.12 SUFFICIENCY AND CONDITION OF THE PEPL TRANSFERRED ASSETS.

      (a) The PEPL Transferred Assets, which do not include the PEPL Excluded Assets, constitute all property and other rights currently comprising the Trunkline 26, and that are necessary to enable the Company to operate the Trunkline 26 in substantially the same manner as it is currently being operated.

      (b) The Trunkline 26 is in good operating condition and repair (ordinary wear and tear excepted). The Trunkline 26 has been maintained in a manner consistent with customary industry practice except where the failure to so maintain the Trunkline 26 would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Trunkline 26 or its operation.

      (c) The Trunkline 26 will have a maximum allowable operating pressure ("MAOP") of at least 900 p.s.i. on the Closing Date.

      (d) To the Knowledge of PEPL, the Trunkline 26 has not been derated from its MAOP at any time in the last five (5) years.


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      4.13 PEPL CONTRACTS. Schedule 4.13 contains a correct and complete list of all contracts (other than those comprising the PEPL Rights of Way) used or held for use primarily in or related primarily to the operation or conduct of the Trunkline 26 that are to be transferred to and assumed by the Company as of the Closing Date and to which PEPL, or any of its Affiliates, is a party or to which any of the PEPL Transferred Assets are subject (collectively, the "PEPL Contracts"). PEPL and its Affiliates have duly performed and complied with their respective obligations under the PEPL Contracts, except where the failure to so perform or comply would not have and would not reasonably be expected to have, individually, a material adverse effect on the Trunkline 26. Neither PEPL nor any of its Affiliates has received any notice of termination or default from any other party to any of the PEPL Contracts, except for such notices of termination or default which would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Trunkline 26. To PEPL's Knowledge, no other party to any of the PEPL Contracts is in default of its obligations thereunder, except where such default would not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Trunkline 26. Each of the PEPL Contracts may be assigned to the Company without the consent of any other party thereto.

      4.14 ENVIRONMENTAL MATTERS.

      (a) Schedule 4.14(a) lists all the Environmental Conditions that, to the Knowledge of PEPL, exist in connection with the ownership or operation of the PEPL Transferred Assets;

      (b) The PEPL Transferred Assets have been and are currently being operated in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other Governmental Authority;

      (c) There are no existing, pending, or, to the Knowledge of PEPL, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Authority directed against PEPL or any of its Affiliates in connection with the PEPL Transferred Assets, other than those that would not have a material adverse effect, that pertain or relate to
(i) any remedial obligations under any applicable Environmental Law, (ii) violations by PEPL of any Environmental Law, (iii) personal injury or property damage claims


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relating to a release of Hazardous Materials, or (iv) any other Environmental
Liabilities relating to the storage, handling, treatment, transportation, release or disposal by PEPL or any of its Affiliates of any Hazardous Materials;

      (d) To the Knowledge of PEPL, no portion of any of the PEPL Transferred Assets is listed on the National Priorities List ("NPL") or the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") list under CERCLA, or any similar ranking or listing under any state law;

      (e) To the Knowledge of PEPL, no person has disposed or released any Hazardous Substances on, at, or under the PEPL Transferred Assets, except in compliance with Environmental Laws;

      (f) PEPL is not aware of any Environmental Remediation Costs that are required or are planned to be expended relating to the operation of the PEPL Transferred Assets;

      (g) Except as set forth on Schedule 4.14(g), to PEPL's Knowledge, no asbestos-containing materials are present at any of the PEPL Transferred Assets;

      (h) There are no encumbrances in favor of any Governmental Authority on any of the PEPL Transferred Assets for (i) any liability under Environmental Laws or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release of Hazardous Substances into the environment arising under or pursuant to any Environmental Laws, and PEPL is not required to place any notice or restrictions as to the presence of Hazardous Substances in the conveyance records for the PEPL Transferred Assets; and

      (i) Except as would not have a material adverse effect on the PEPL Transferred Assets, no facts or circumstances exist which could reasonably be expected to result in any Environmental Liabilities to PEPL or the Company with respect to the operations of the PEPL Transferred Assets as the result of or in connection with (i) any violation by PEPL of any Environmental Law, or (ii) the storage, handling, treatment, transportation, release or disposal by PEPL or any of its Affiliates of any Hazardous Substances.


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      4.15 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY
PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT), PEPL MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. IT IS THE EXPRESS AGREEMENT OF THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE COMPANY WILL OBTAIN RIGHTS IN THE PEPL TRANSFERRED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS." EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT), PEPL DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY OTHERWISE MADE OR COMMUNICATED (ORALLY OR IN WRITING) INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO MAP OR TEPPCO BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF PEPL OR ITS AFFILIATES, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                                   ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF MAP

      MAP hereby represents and warrants to PEPL, TEPPCO and to the Company:

      5.1 DUE ORGANIZATION, GOOD STANDING AND POWER. Each of MAP and MAPL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of MAP and MAPL is duly authorized, qualified or licensed to do business as a foreign company in good standing in the Jurisdictions (except as to Arkansas for MAPL). MAP or its Affiliates, as the case may be, have all requisite power and authority to enter into this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

      5.2 AUTHORIZATION AND VALIDITY OF AGREEMENTS. The execution and delivery by MAP or its Affiliate, as the case may be, of this Agreement and the Transaction Documents to which MAP or its Affiliate is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary company or other action on the part of MAP and such Affiliate. This Agreement has been duly executed and delivered by MAP, and at the Formation Date or the Closing Date, as the case may be, each of the Transaction Documents to which MAP and such Affiliate is or will be a party will have been duly executed and delivered by MAP and such Affiliate. Except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether the enforceability is considered at law or in equity), this Agreement is the legal, valid and binding obligation of MAP, in each case, enforceable against it in accordance with its terms, and each of the Transaction Documents to which MAP or its Affiliate is or will be a party will be the legal, valid and binding obligation of MAP or such Affiliate, in each case enforceable against MAP or such Affiliate in accordance with its terms.

      5.3 DUE ORGANIZATION, GOOD STANDING AND POWER OF THE COMPANY. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly authorized, qualified, or licensed to do business as a foreign company in good standing in the Jurisdictions. The Company has all requisite power and authority to enter into this Agreement and the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

      5.4 AUTHORIZATION AND VALIDITY OF AGREEMENT AS TO THE COMPANY. The execution and delivery by the Company of this Agreement and the Transaction Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company or other action on the part of the Company. Upon execution by the Company, this Agreement will have been duly executed and delivered by the Company, each of the Transaction Documents to which the Company is a party will have been duly executed and delivered by the Company. Except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether the enforceability is considered at law or in equity), upon execution and delivery by the Company, this Agreement will be the legal, valid and binding obligation of the Company, in each case, enforceable against it in accordance with its terms, and each of the Transaction Documents to which the Company will be a party will be the legal, valid and binding obligation of the Company, in each case enforceable against the Company in accordance with its terms.

      5.5 LACK OF CONFLICTS. Neither the execution and delivery by MAP or the Company of this Agreement, nor the execution and delivery by MAP or an Affiliate of MAP, including the Company, of the Transaction Documents to which it is or will be a party, nor the consummation by such Person of the transactions contemplated hereby and thereby does or will (i) conflict with, or result in the breach of any provision of, the respective limited liability company agreement or by-laws or similar governing or organizational documents of MAP or such Affiliate, including the Company, (ii) violate any applicable law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon MAP or such Affiliate, including the Company, or
(iii) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, an event of default or an event which with notice, lapse of time or both, would constitute a default or an event of default under the terms of, any material agreement or instrument to which MAP or such Affiliate, including the Company, is a party.

      5.6 NO CONSENTS. Except as set forth on Schedule 5.6, no Governmental Approvals or other consents are required, or at the Formation Date will be required, for the execution and delivery by MAP or its Affiliate, including the Company, of this Agreement, any of the other Transaction Documents or for the consummation by such Person of the transactions contemplated hereby and thereby except where the failure to obtain such Governmental

Approvals or other consents would not have a material adverse effect on MAP's, such Affiliate's or the Company's ability to consummate the transactions contemplated hereby.

      5.7 LEGAL PROCEEDINGS. Except as set forth on Schedule 5.7, there are no Claims pending or, to the Knowledge of MAP, threatened against MAP, or any of its Affiliates, including the Company, by or before any Governmental Authority or by any third party seeking to prevent or delay the Formation or the Closing or any of the transactions contemplated by this Agreement.

      5.8 OPERATIONS; LIABILITIES. As of the date of this Agreement, the Company has not begun operations, and it has no assets, liabilities or obligations, contractual, contingent or otherwise.

      5.9 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT), MAP MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT), MAP DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY OTHERWISE MADE OR COMMUNICATED (ORALLY OR IN WRITING) INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PEPL OR TEPPCO BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF MAP OR ITS AFFILIATES, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF TEPPCO

      TEPPCO hereby represents and warrants to PEPL, MAP and to the Company as follows:

      6.1 DUE ORGANIZATION, GOOD STANDING AND POWER. TEPPCO is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. TEPPCO is duly authorized, qualified or licensed to do business as a foreign partnership in good standing in the Jurisdictions other than Tennessee and Mississippi. TEPPCO has all requisite power and authority to enter into this Agreement, the Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

      6.2 AUTHORIZATION AND VALIDITY OF AGREEMENTS. The execution and delivery by TEPPCO of this Agreement and the Transaction Documents to which TEPPCO is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary partnership or other action on the part of TEPPCO. This Agreement has been duly executed and delivered by TEPPCO, and at the Formation Date, or the Closing Date, as the case may be, each of the Transaction Documents to which TEPPCO is or will be a party will have been duly executed and delivered by TEPPCO. Except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether the enforceability is considered at law or in equity), this Agreement is the legal, valid and binding obligation of TEPPCO, in each case, enforceable against it in accordance with its terms, and each of the Transaction Documents to which TEPPCO is or will be a party will be the legal, valid and binding obligation of TEPPCO, in each case enforceable against TEPPCO in accordance with its terms.

      6.3 LACK OF CONFLICTS. Neither the execution and delivery by TEPPCO of this Agreement, nor the execution and delivery by TEPPCO of the Transaction Documents to which TEPPCO is or will be a party, nor the consummation by it of the transactions contemplated hereby and thereby does or will (i) conflict with, or result in the breach of any provision of, the Agreement of Limited Partnership of TEPPCO, (ii) violate any applicable law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon TEPPCO, or (iii) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, an event of default or an event which with notice, lapse of time or both, would constitute a default or an event of default under the terms of, any material agreement or instrument to which TEPPCO is a party.

      6.4 NO CONSENTS. Except as set forth on Schedule 6.4, no Governmental Approvals or other consents are required, or at the Formation Date or Closing Date will be required, for the execution and delivery by TEPPCO of this Agreement, any of the other Transaction Documents or for the consummation by it of the transactions contemplated hereby and thereby except where the failure to obtain such Governmental Approvals or other consents would not have a material adverse effect on TEPPCO's ability to consummate the transactions contemplated hereby.

      6.5 NO MATERIAL CHANGES. Except as set forth on Schedule 6.5, since January 1, 2000, there has not occurred with respect to the TEPPCO Property Contribution (a) any Casualty or Condemnation Loss which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the TEPPCO Property Contribution or (b) any other event, occurrence or development which in any such case has had or would reasonably be expected to have, individually, a material adverse effect on the TEPPCO Property Contribution.

      6.6 REAL PROPERTY.

      (a) As to the owned portion of the Creal Springs Property, TEPPCO has good and indefeasible title in fee simple subject only to Permitted Encumbrances. To the portion of the Creal Springs Property that is under option to TEPPCO, such option (i) is exercisable at any time on or before the Formation Date; (ii) has no conditions to its exercise incumbent upon TEPPCO other than the giving of notice; and (iii) when exercised and the sale thereunder is closed will vest in the purchaser good and indefeasible title in fee simple subject only to Permitted Encumbrances.

      (b) Except as therein otherwise provided, (i) the Beaumont Pipeline Easement, (ii) the Beaumont Pump Station, Electrical Substation and Electrical Facilities Easement and (iii) the

Jefferson County Pipeline Easement, will give the Company uninterrupted and continuous use of the facilities located thereon for the entire period of the operation of the Centennial Line.

      (c) All utility easements, rights of access, road or railway crossings, and other easements and similar rights serving the lands constituting the TEPPCO Property Contribution are of such a character or type that they will not have or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Centennial Line or its operation.

      6.7 TEPPCO PERMITS. Schedule 6.7 sets forth a list of all permits that have been issued or granted to TEPPCO, or any of its Affiliates, that may be reasonable or necessary for the construction or operation of the Centennial Line.

      6.8 TAXES. There are no Liens for unpaid Taxes on any of the TEPPCO Property Contributions, and no claim has been made by any Governmental Authority which could give rise to any such Lien.

      6.9 COMPLIANCE WITH LAWS. The TEPPCO Property Contribution is being owned and maintained by TEPPCO, or its Affiliates, in compliance with all applicable laws, including Environmental Laws, rules and regulations. Neither TEPPCO, nor any of its Affiliates, has received any notice from any Governmental Authority that the TEPPCO Property Contribution is being owned or maintained in violation of any applicable law, rules or regulations, or has Knowledge of any investigation or review pending or threatened by any Governmental Authority relating to any alleged violation, which violation would have or would reasonably be expected to have, individually (including a series of related violations), or in the aggregate a material adverse effect on the TEPPCO Property Contribution.

      6.10 LEGAL PROCEEDINGS. Except as set forth on Schedule 6.10, there are no Claims pending or, to the Knowledge of TEPPCO, threatened against TEPPCO or any of its Affiliates by or before any Governmental Authority or by any third party seeking to prevent or delay the Formation or the Closing or any of the transactions contemplated by this Agreement.

      6.11 ENVIRONMENTAL MATTERS.

      (a) Schedule 6.11 lists all the Environmental Conditions that, to the Knowledge of TEPPCO, exist with respect to the Creal Springs Property;

      (b) There are no existing, pending, or, to the Knowledge of TEPPCO, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other Governmental Authority directed against TEPPCO in connection with the Creal Springs Property, other than those that would not have a material adverse effect, that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by TEPPCO of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials, or (iv) any other Environmental Liabilities relating to the storage, handling, treatment, transportation, release or disposal by TEPPCO of any Hazardous Materials;

      (c) To the Knowledge of TEPPCO, no portion of the Creal Springs Property is listed on the National Priorities List ("NPL") or the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS") list under CERCLA, or any similar ranking or listing under any state law;

      (d) To the Knowledge of TEPPCO, no person has disposed or released any Hazardous Substances on, at, or under the Creal Springs Property, except in compliance with Environmental Laws, or except as would not have a material adverse effect;

      (e) TEPPCO has no Knowledge of any Environmental Remediation Costs that are required or are planned to be expended relating to the operation of the Creal Springs Property;

      (f) There are no encumbrances in favor of any Governmental Authority on the Creal Springs Property for (i) any liability under Environmental Laws or
(ii) damages arising from or costs incurred by such Governmental Authority in response to a release of Hazardous Substances into the environment arising under or pursuant to any Environmental Laws, and TEPPCO is not required to place any notice or restrictions to the presence of Hazardous Substances in the deed records for the Creal Springs Property; and

      (g) Except as would not have a material adverse effect on the Creal Springs Property, no facts or circumstances exist which could reasonably be expected to result in any Environmental Liabilities to TEPPCO or the Company with respect to the operations of the Creal Springs Property as the result of or connection with (i) any violation by TEPPCO of any Environmental Law, or (ii) the storage, handling, treatment, transportation, release or disposal by TEPPCO of any Hazardous Substances.

      6.12 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT), TEPPCO MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. IT IS THE EXPRESS AGREEMENT OF THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE COMPANY WILL OBTAIN RIGHTS IN THE TEPPCO PROPERTY CONTRIBUTION IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS." EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT), TEPPCO DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY OTHERWISE MADE OR COMMUNICATED (ORALLY OR IN WRITING) INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO MAP OR PEPL BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF TEPPCO OR ITS AFFILIATES, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                                  ARTICLE VII

                       COVENANTS PRIOR TO THE CLOSING DATE

      PEPL, MAP and TEPPCO agree that during the period between the date of this Agreement and the Closing Date:

      7.1 OPERATION OF THE TRUNKLINE 26.

      (a) Except as expressly provided otherwise in this Agreement (i) PEPL will at its expense operate (or will cause its Affiliates to operate) the Trunkline 26 in the ordinary course consistent with its current practice and customary industry standards and in accordance with applicable laws and regulations (including with respect to off-site and on-site storage, treatment and disposal of Hazardous Substances) and (ii) will use commercially reasonable efforts (or cause its Affiliates to use commercially reasonable efforts) to maintain the PEPL Transferred Assets in substantially the same condition (except normal wear and tear) existing on the date hereof. For the avoidance of doubt, the following criteria will be considered as acceptable for application to the Trunkline 26 under this Section.

            (A) Cathodic protection of the Trunkline 26 by PEPL will be maintained in accordance with NACE RP0169-96. Such criteria will be applied in accordance with NACE TM0497-97. PEPL will utilize a cathodic protection program such that on the Closing Date the Trunkline 26 will meet the criteria set forth in those publications.

            (B) For other types of pipeline integrity issues, PEPL will apply DOT regulations and customary industry standards including, without limitation, the regular use of appropriate monitoring standards for casings.

      (b) PEPL will not take, and will cause its Affiliates not to take, any of the following actions:

            (i) The sale, transfer, pledge or other disposition of any portion of the Trunkline 26 except for the sale, transfer or other disposition of uneconomic or obsolete equipment in the ordinary course of business consistent with its past practice;

            (ii) Except in the ordinary course of business consistent with its past practice, enter into, materially modify, amend or terminate, or waive any material rights under, any contract which comprises any portion of the PEPL Rights of Way or other contractual arrangements for the ownership or operation of the Trunkline 26;

            (iii) Mortgage, pledge or subject to any Lien any of the PEPL Transferred Assets;

            (iv) Settle or agree to settle any litigation or other legal proceeding for other than the payment of money by PEPL, or its Affiliates, relating to the PEPL Transferred Assets;

            (v) Agree to do any of the foregoing.

      (c) Within a reasonable time of learning of any material change to the PEPL Transferred Assets or any Environmental Condition or violation of Environmental Laws in connection with the Trunkline 26, PEPL will provide MAP and TEPPCO with written notice thereof.

      For the avoidance of doubt, none of the covenants set forth in this
Section 7.1 are intended to or shall impose any restriction on the operations of PEPL or its Affiliates' activities that are not related to the PEPL Transferred Assets.

      7.2 MAINTENANCE OF THE TEPPCO PROPERTY CONTRIBUTION.

      (a) Except as expressly provided otherwise in this Agreement, TEPPCO will use commercially reasonable efforts to (i) maintain the owned portion of the Creal Springs Property in its current condition; (ii) keep the owned portion of the Creal Springs Property free from any Liens, and (iii) observe and comply in a timely fashion with all terms and conditions of any option to purchase or similar agreement with respect to the non-owned portion of the Creal Springs Property.

      (b) TEPPCO will not take, and will cause its Affiliates not to take, any of the following actions:

            (i) The sale, transfer, mortgage, pledge or other disposition or subject to any Lien of any portion of the TEPPCO Property Contribution;

            (ii) Enter into, materially modify, amend or terminate, or waive any material rights under, any contract which comprises any portion of the rights of way, easements, licenses, permits or other contractual arrangements for the ownership of the TEPPCO Property Contribution;

            (iii) Settle or agree to settle any litigation or other legal proceeding for other than the payment of money by TEPPCO, or its Affiliates, relating to the TEPPCO Property Contribution;

            (iv) Agree to do any of the foregoing.

      (c) Within a reasonable time of learning of any material change to the TEPPCO Property Contribution or any Environmental Condition or violation of Environmental Laws in connection with the TEPPCO Property Contribution, TEPPCO will provide MAP and PEPL with written notice thereof.

      7.3 COMMERCIALLY REASONABLE EFFORTS. Subject to the rights of the Parties hereunder, each Party will use commercially reasonable efforts to take all actions and to do all things necessary in order to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in Articles VIII and IX, as applicable). Except with the prior written consent of the other Parties, each Party shall use commercially reasonable efforts to refrain from doing or omitting to do any act that would cause any of its representations or warranties made in this Agreement or any other Transaction Document not to be true and correct as of the date when made; provided, however, that nothing in this Section shall be deemed for any purpose to require any Party to refrain from taking or omitting to take any action necessary to comply with applicable law.

      7.4 NOTICE. After obtaining Knowledge thereof, each Party shall give notice to the other Parties of (i) the occurrence of any Casualty or Condemnation Loss or Claim, filed, threatened or contemplated litigation or other event, occurrence or development which would have or would reasonably be expected to have, individually (including a series of related claims, litigation, casualty or condemnation losses or other events, occurrences or developments), or in the aggregate a material adverse effect on the PEPL Transferred Assets or on the TEPPCO Property Contribution, or (ii) any occurrence or development that would result in such Party's or its Affiliates' representations and warranties set forth in this Agreement or in any other Transaction Document not being true and correct if they were made at any time prior to or as of the Formation Date or impair in any material respect such Party's or its Affiliates' ability to perform its respective obligations under this Agreement or any other Transaction Document in any material respect.

      7.5 CONSENTS. The Parties will identify and cooperate with each other concerning the making of any filings with Governmental Authorities and the obtaining of any Governmental Approvals and consents of third parties required in order to consummate the transactions contemplated hereby.

      7.6 ACCESS TO ENVIRONMENTAL RECORDS; TESTING.

      (a) From the date hereof until the Closing, or earlier termination of this Agreement, TEPPCO, MAP and the Company shall have access to all of PEPL's environmental books, records, studies and reports relative to the PEPL Transferred Assets. In addition, upon reasonable notice to PEPL, MAP, TEPPCO and the Company may physically inspect and sample any and all portions of the Trunkline 26 and the PEPL Rights of Way.

      (b) A in-line inspection and survey in accordance with appropriate API standards will be conducted on the approximately 30 mile long portion of the Trunkline 26 from Independence Station (valve 84) to the end of valve section 86 (upstream of gate valve 87), including valve sections 84, 85 and 86, prior to September 1, 2000, with the interpretation of the results of such test to be provided as soon as practical thereafter, and if necessary as determined by the Board of Managers of the Company, a hydrotest in accordance with appropriate API standards and U.S. DOT Regulations will be conducted on the valve section immediately downstream of the Shaw compressor station. The scheduling of such hydrotest shall be determined following consultation with PEPL so as to give due regard to mitigating any reduction in gas transportation on the Trunkline 26 during such test; provided in no event shall such test be conducted after November 1, 2000. The cost of both the in-line inspection and survey and the hydrotest shall be borne by the Company. Repairs or replacements resulting from the in-line procedure that are required by applicable laws and regulations, if any, shall be for the account of PEPL, and those resulting from the hydrotest, if any, shall be for the account of the Company.

      (c) In addition, the Parties agree that a hydrotest in accordance with appropriate API standards and U.S. DOT Regulations will be conducted on the entire length of the Centennial Line, South of Effingham, Illinois prior to the Commencement Date, the cost of which shall be borne by the Company.

      7.7 ACCESS TO OTHER RECORDS. From the date hereof until the Closing, or earlier termination of this Agreement, each Party shall afford to the other Parties reasonable access to its offices, properties, books and records that relate to the transactions contemplated by this Agreement for the purpose of completing the transactions contemplated herein, provided that such investigations shall not unreasonably interfere with the operations of the Parties. All documents and material furnished to any Party shall be treated as confidential for the period of and in accordance with the provisions of the Confidentiality Agreement.

      7.8 INTERIM EXPENSES.

      (a) Schedule 7.8(a) is a budget (the "Interim Budget") (including those expenses incurred to date pursuant to the Cost Sharing Agreement) contemplating the expenditure of up to Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000.00) prior to November 1, 2000 by the Company or the Parties on behalf of the Company. Changes to this Interim Budget may be made from time to time (but prior to the Formation Date) only with the consent of all of the Parties. The Company may, on no more than a monthly basis and upon ten (10) days notice, issue a cash call to the Members for the current portion of such expenditures. Any expenses incurred beyond the amounts set forth in the Interim Budget, as it may be amended from time to time, will be solely those of the Party authorizing or incurring such expenditures and will not be charged to the Company or reimbursed by the other Parties. The Interim Budget delineates what expenses will be borne equally by all Parties in the event this Agreement is terminated for any reason. Effective with the execution of this Agreement, the authority to incur costs under the Cost Sharing Agreement is terminated.

      (b) In addition, the Parties wish to delineate, in all circumstances, what costs will be borne by the Parties individually, what costs will be borne by the Company and what costs will be shared equally by the Parties whether or not they elect to proceed after the Formation Date. Subject to Section 7.8(a), each Party shall share equally all costs and expenses (i) listed on Schedule 7.8(b), (ii) incurred pursuant to (A) the agreements listed on such Schedule or (B) any other agreements, expenditures and commitments approved as provided in accordance with the LLC Agreement or Section 7.9(b) of this Agreement, or (iii) of the type described in Schedule 7.8(b) (collectively, the "Reimbursable Costs"). Schedule 7.8(b) also contains a listing of expenses to be paid by the Parties individually and not to be reimbursed by the Company or the other Parties and will not be considered Reimbursable Costs even though such costs and expenses may relate to or have been incurred in connection with Reimbursable Costs.

      (c) Promptly following the Formation Date and assuming the Construction Debt has been entered into by the Company, upon the first draw under the Construction Debt, there will be a settlement of all expenditures incurred under the Interim Budget which shall include all Reimbursable Costs. Such settlement will consist of non pro-rata distributions from the Company to those Parties who have advanced funds under the Interim Budget (deemed capital contributions under Section 4.01 of the LLC Agreement) in such amounts as will reduce such Party's expenditure to zero dollars ($0.00) and repay their capital contributions.

      (d) In the event this Agreement is terminated prior to the Formation Date pursuant to Article XIII, as soon as practical, but in no event later than forty-five (45) Business Days following the date of such termination, each of the Parties and the Company shall render to the other Parties a statement setting forth all expenditures incurred by such Party under the Interim Budget, including all Reimbursable Costs, that have been (i) incurred or (ii) committed to (and that are still payable) by it, including without limitation, any and all termination or severance fees and costs reasonably incurred or to be incurred to terminate any ongoing agreements or commitments. In the event of such termination, each Party agrees to use all commercially reasonable efforts to minimize all costs, including any termination or severance fees and costs should such become necessary. Within fifteen (15) Business Days following the date of the last of such statements, the Parties shall make such payments and adjustments consisting of non pro-rata contributions to the Company and non pro-rata distributions from the Company, as necessary, to those Parties who have advanced funds under the Interim Budget (deemed capital contributions under Section 4.01 of the LLC Agreement) in such amounts as will repay their capital contributions so that all such costs and expenditures are shared equally.

      (e) In the event any Party realizes, directly or indirectly, any payment or other consideration (collectively, and after deducting all related out-of-pocket costs reasonably incurred, the "Proceeds") from the sale or other disposition of any rights, assets or other properties that were acquired by such Party through the expenditure of Reimbursable Costs or other Interim Budget expenditures, such Proceeds shall be shared with each of the other Parties in proportion to the amount of all such costs and expenditures paid by such Party. The Party receiving the Proceeds shall distribute the appropriate amount of the Proceeds to the other Parties within fifteen (15) Business Days of receipt, together with an accounting of all related costs, if any, deducted from such amounts, and a statement showing the calculation of each Parties' proportionate share. Each Party shall have the right of set-off against Proceeds owed to another Party for all Reimbursable Costs and other Interim Budget expenditures owed by such other Party.

      7.9 VENTURE MANAGEMENT.

            (a) The operation of the Company and the Centennial Line will be pursuant to the LLC Agreement. To facilitate that management and to reach the Commencement Date in a cost efficient and timely manner, the Parties have adopted a team management structure. Under this structure, each Party will provide the services of various of its employees on a full-time or part-time basis. The services of employees provided to the Company on a full-time basis will be governed by an agreement between the Company and the Party, or one of its Affiliates furnishing such employee (the "Secondee Administration Agreement"). The form of the Secondee Administration Agreement is attached as
Schedule 7.9. Employees of the Parties who provide services of a type that are reimbursable under the Interim Budget, but that are provided on a part-time basis, will be charged to the Company on an pro-rata basis (using monthly estimates of the percentage of a full time equivalent expended on behalf of the Company) plus reimbursement of permitted expenses incurred in performance of such work. Provided, however, that to the extent that such employees (not including seconded employees) are providing services through a

Company committee on which there is equal representation from each Party, there will be no charge back of such time or expenses to the Company.

            (b) The Executive Committee shall appoint a project director to oversee the activities on the Centennial Line (the "Project Director"). Among other duties and authorities as may be given by the Executive Committee, the Project Director shall be authorized to approve any agreement, expenditure or commitment during the effectiveness of the Interim Budget that does not exceed Three Million Dollars ($3,000,000.00), and is provided for in the Interim Budget, and upon such approval, the costs incurred pursuant to such agreements, expenditures or commitments shall be Reimbursable Costs. Additionally, the terms and provisions of all agreements to be included as a Reimbursable Cost shall be approved by the Project Director or his designee.

      7.10 PROJECT EXPENDITURES.

            (a) The Company will provide periodic reports and budget updates on a monthly basis. If at any time prior to the Formation Date, the actual plus the projected costs for the Centennial Project as set forth in the Company's budget for all pre-Commencement Date costs, including, without limitation, any repairs necessitated by the in-line inspection and survey or the hydrotest described in
Section 7.6(b), or the acquisition of the rights-of-way for the Beaumont, Texas to Longville, Louisiana line segment, exceed Two Hundred Fifty Million Dollars ($250,000,000), excluding any costs expressly assumed by one or more of the Parties pursuant to this Agreement, any Party may terminate this Agreement upon written notice to the other Parties given within ten (10) days of receipt of such actual and projected cost information from the Company. The failure of any Party to timely provide such notice of termination will be deemed a waiver of such Party's right to terminate pursuant to this Section.

            (b) If prior to the Commencement Date, the actual plus projected costs as set forth in the Company's budget for all pre-Commencement Date costs related to the hydrotest described in Section 7.6(c) and any repairs to or replacements of portions of the Trunkline 26 related thereto or resulting therefrom, exceeds Sixty Million Dollars ($60,000,000), excluding any costs expressly assumed by one or more of the Parties pursuant to this Agreement, any Party may, upon written notice to the other Parties given within ten (10) days of receipt of such cost information from the Company, terminate this Agreement if such notice is effective before the Formation Date, or withdraw from this Agreement if such notice is effective after the Formation Date. The failure of any Party to timely provide such notice of termination or withdrawal, as the case may be, will be deemed a waiver of such Party's right to terminate or withdraw pursuant to this Section.

            (c) If, after the occurrence of a cost increase projection as described in Section 7.10(a) or Section 7.10(b), no Party has elected to terminate this Agreement, and a new budget of actual and projected costs from the Company shows an increase of at least Fifteen Million Dollars ($15,000,000) from such previous amounts, then each Party will be entitled to a new election, upon written notice to the other Parties given within ten (10) days of receipt of such cost information from the Company, to terminate or withdraw from (as the case may be) this Agreement pursuant to Section 7.10(a) or Section 7.10(b). The failure of any Party to timely provide such notice of termination or withdrawal, as the case may be, will be deemed a waiver of such Party's right to terminate or withdraw pursuant to this Section. This renewal of the election will be recurring for each subsequent Fifteen Million Dollar ($15,000,000) increase. The Parties recognize and agree that any new option to terminate pursuant to Section 7.10(b) may only occur prior to the Formation Date.

            (d) The termination provisions of Section 7.10(a), Section 7.10(b) and Section 7.10(c) shall not be applicable in the event that the excess costs are the result of one or more changes in the scope of the project beyond the scope of work shown on Schedule 7.10(d).

                                  ARTICLE VIII

                        CONDITIONS PRECEDENT TO FORMATION

      8.1 CONDITIONS PRECEDENT TO MAP OBLIGATIONS. The obligations of MAP to consummate the transactions contemplated hereby and by the Transaction Documents to be consummated on the Formation Date, shall be subject to the fulfillment on or prior to the Formation Date of the following conditions, which conditions may be waived, in whole or in part, in the sole discretion of MAP (but only in writing):

      (a) The representations and warranties made by PEPL and TEPPCO in this Agreement, and the other Transaction Documents shall be true and correct in all material respects, as made on the date hereof (in the case of this Agreement) and as of the time of the Formation Date (in the case of this Agreement and the other Transaction Documents) as though made as of such time, and PEPL and TEPPCO each shall have performed and complied in all material respects with all of its obligations under this Agreement, and the other Transaction Documents which are to be performed or complied with by it at or prior to the Formation Date, and MAP shall have received certificates to such effect signed by an executive officer of PEPL and TEPPCO;

      (b) Since the date hereof, there shall not have been, nor, to the Knowledge of PEPL, or its Affiliates, or TEPPCO, as the case may be, shall there have been threatened, any Casualty or Condemnation Loss or other event, occurrence or development with respect to any PEPL Transferred Asset or to the TEPPCO Property Contribution which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company's business, and MAP shall have received a certificate to such effect signed by an executive officer of PEPL or TEPPCO as the case may be;

      (c) Receipt of the issuance of such Governmental Approvals and other consents, as are in each case set forth on Schedule 8.1(c); provided that none of such Governmental Approvals or consents set forth on such Schedule 8.1(c) shall impose obligations that would result in a material adverse effect upon MAP's or the Company's business;

      (d) As of the Formation Date, there shall be no injunction or restraining order of any nature issued by any Governmental Authority or any pending suit by any Governmental Authority or other third party, or, to the Knowledge of MAP, threatened suit by any Governmental Authority which seeks or has the effect of seeking or which directs, or has the effect of directing, that the Formation shall not be consummated as herein provided;

      (e) PEPL and TEPPCO each shall have executed and delivered all of the Transaction Documents to which either is a party, and shall have otherwise executed and delivered all of the items set forth in Section 9.3(b) and Section 9.3(c); and

      (f) The Company shall have executed and delivered all of the Transaction Documents to which it is a party, and shall otherwise have executed and delivered the items set forth in Section 9.3(d) and Section 9.4.

      8.2 CONDITIONS PRECEDENT TO PEPL'S OBLIGATIONS. The obligations of PEPL to consummate the transactions contemplated hereby and by the other Transaction Documents to be consummated on the Formation Date, shall be subject to the fulfillment on or prior to the Formation Date of the following conditions, which conditions may be waived, in whole or in part, in the sole discretion of PEPL (but only in writing):

      (a) The representations and warranties made by MAP and TEPPCO in this Agreement, and the other Transaction Documents shall be true and correct in all material respects, as made on the date hereof (in the case of this Agreement) and as of the time of the Formation Date (in the case of this Agreement and the other Transaction Documents) as though made as of such time, and MAP and TEPPCO each shall have performed and complied in all material respects with all of its obligations under this Agreement, and the other Transaction Documents which are to be performed or complied with by it at or prior to the Formation Date, and PEPL shall have received certificates to such effect signed by an executive officer of MAP and TEPPCO;

      (b) Since the date hereof, there shall not have been, nor, to the Knowledge of TEPPCO, shall there have been threatened, any Casualty or Condemnation Loss or other event, occurrence or development with respect to the TEPPCO Property Contribution which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company's business, and PEPL shall have received a certificate to such effect signed by an executive officer of TEPPCO;

      (c) Receipt of the issuance, consent to assignment or amendment or modification of the PEPL Contracts and PEPL Permits and such Governmental Approvals and other consents, as are in each case set forth on Schedule 8.2(c); provided that none of such Governmental Approvals or consents set forth on such
Schedule 8.2(c) shall impose obligations that would result in a material adverse effect upon PEPL's or the Company's business;

      (d) As of the Formation Date, there shall be no injunction or restraining order of any nature issued by any Governmental Authority or any pending suit by any Governmental or other third party or, to the Knowledge of PEPL, threatened suit by any Governmental Authority which seeks or has the effect of seeking or which directs, or has the effect of directing, that the Formation shall not be consummated as herein provided;

      (e) MAP and TEPPCO each shall have executed and delivered all the Transaction Documents to which they are to be a party and shall otherwise have executed and delivered the items set forth in Section 9.3(a) and Section 9.3(c);

      (f) The Company shall have executed and delivered all of the Transaction Documents to which it is a party and shall otherwise have executed and delivered the items set forth in Section 9.3(d);

      8.3 CONDITIONS PRECEDENT TO TEPPCO'S OBLIGATIONS. The obligations of TEPPCO to consummate the transactions contemplated hereby and by the Transaction Documents to be consummated on the Formation Date, shall be subject to the fulfillment on or prior to the Formation Date of the following conditions, which conditions may be waived, in whole or in part, in the sole discretion of TEPPCO (but only in writing):

      (a) The representations and warranties made by MAP and PEPL in this Agreement, and the other Transaction Documents shall be true and correct in all material respects, as made on the date hereof (in the case of this Agreement) and as of the time of the Formation Date (in the case of this Agreement and the other Transaction Documents) as though made as of such time, and MAP and PEPL each shall have performed and complied in all material respects with all of its obligations under this Agreement, and the other Transaction Documents which are to be performed or complied with by it at or prior to the Formation Date, and TEPPCO shall have received a certificate to such effect signed by an executive officer of MAP and PEPL;

      (b) Since the date hereof, there shall not have been, nor, to the Knowledge of PEPL, or its Affiliates, shall there have been threatened, any Casualty or Condemnation Loss or other event, occurrence or development with respect to any PEPL Transferred Asset which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company's business, and TEPPCO shall have received certificates to such effect signed by an executive officer of PEPL;

      (c) Receipt of the issuance of such Governmental Approvals and other consents, as are in each case set forth on Schedule 8.3(c); provided that none of such Governmental Approvals or consents set forth on such Schedule 8.3(c) shall impose obligations that would result in a material adverse effect upon TEPPCO's or the Company's business;

      (d) As of the Formation Date, there shall be no injunction or restraining order of any nature issued by any Governmental Authority or any pending suit by any governmental Authority or other third party or, to the Knowledge of TEPPCO, threatened suit by any Governmental Authority which seeks or has the effect of seeking or which directs, or has the effect of directing, that the Formation shall not be consummated as herein provided;

      (e) MAP and PEPL each shall have executed and delivered all of the Transaction Documents to which either is a party, and shall have otherwise executed and delivered all of the items set forth in Section 9.3(a) and Section 9.3(b); and

      (f) The Company shall have executed and delivered all of the Transaction Documents to which it is a party and shall otherwise have executed and delivered the items set forth in Section 9.3(d) and Section 9.4.

      8.4 CONDITIONS PRECEDENT TO ALL OBLIGATIONS. The obligation of any of the Parties to consummate the transactions contemplated hereby and by the other Transaction Documents to be consummated on the Formation Date shall be subject to each of the Parties having provided each of the notices of election to proceed, or having been deemed to have waived any right to terminate, pursuant to this Agreement and that the Construction Debt will be closed immediately following the Formation.

                                   ARTICLE IX

                                  THE FORMATION

      9.1 FORMATION. If each of the Parties has, in accordance with the provisions of Article II, elected to proceed with the transactions contemplated by this Article IX (the

"Formation") then, upon the terms and subject to the conditions of this Agreement, the Formation will be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010 at 10:00 a.m. on a date as soon as practical after the fulfillment of all of the conditions set forth in
Article VIII (the "Formation Date"), or on such other date or at such other time or place as may be agreed in writing by the Parties.

      9.2 TEPPCO, PEPL AND MAP CONTRIBUTION AND OTHER CONVEYANCES. On the Formation Date, subject to the terms and conditions of this Agreement, TEPPCO, PEPL or MAP, as the case may be, will transfer to the Company:

      (a) TEPPCO will transfer the following real property interests (the "TEPPCO Property Contribution"):

                  (i) An easement, license and use agreement over, across and under certain property and facilities of TEPPCO located in Beaumont, Texas substantially in the form attached as Schedule 9.2(a)(i) (the "Beaumont Pipeline Easement"); and

                  (ii) An easement license and use agreement over, across and under certain property and facilities of TEPPCO in Beaumont, Texas substantially in the form attached as Schedule 9.2(a)(ii) (the "Beaumont Pump Station, Electrical Substation and Electrical Facilities Easement");

                  (iii) An easement, license and use agreement over, across and under certain property and Facilities of TEPPCO in Jefferson County, Texas substantially in the form attached as Schedule 9.2(a)(iii) (the "Jefferson County Pipeline Easement"); and

                  (iv) The approximately three hundred thirty (330) acres of land owned, or held under option or contract, by TEPPCO in the Creal Springs, Illinois area, as more fully described in Schedule 9.2(a)(iv) attached (the "Creal Springs Property"). The portions of the Creal Springs Property which are owned by TEPPCO as of the Formation Date shall be conveyed to Centennial by special warranty deed substantially in the form attached as Schedule 9.2(a)(iv)(a) (the "Creal Springs Deed"). With respect to the portions of the Creal Springs Property which are under contract or option to TEPPCO but are not owned by TEPPCO as of the Formation Date, TEPPCO shall assign such options to Centennial pursuant to an assignment substantially in the form attached as Schedule 9.2(a)(iv)(b) (the "Creal Springs Option and Contract Assignment").

            (b) TEPPCO will transfer the contracts listed on Schedule 9.2(b) (the "TEPPCO Contracts").

            (c) TEPPCO will transfer any liabilities on the Creal Springs Property.

            (d) MAP will transfer the contracts listed on Schedule 9.2(d) (the "MAP Contracts").

            (e) PEPL will transfer the contracts listed on Schedule 9.2(e) (the "PEPL LLC Contracts").

      9.3 DELIVERIES UPON FORMATION. Upon the terms and subject to the conditions of this Agreement on the Formation Date:

      (a) MAP shall execute and deliver the following to PEPL, TEPPCO or the Company as may be necessary:

            (i) the following Transaction Documents to which MAP is a party: an assignment and assumption agreement covering the MAP Contracts substantially in the form attached as Schedule 9.3(a)(i);

            (ii) such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to MAP and its Affiliates as the other Parties may reasonably require; and

            (iii) the officer's certificates required by Section 8.2(a) and
Section 8.3(a).

      (b) PEPL shall execute and deliver the following to MAP, TEPPCO or the Company as may be necessary:

            (i) the following Transaction Documents to which PEPL is a party: an assignment and assumption agreement covering the PEPL LLC Contracts substantially in the form attached as Schedule 9.3(b)(i);

            (ii) such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to PEPL and its Affiliates as the other Parties may reasonably require; and

            (iii) the officer's certificates required by Section 8.1(a) and (b) and Section 8.3(a) and (b).

      (c) TEPPCO shall execute and deliver the following to PEPL, MAP and the Company as may be necessary:

            (i) the following instruments of conveyance, each in a form satisfactory to all Parties (the "TEPPCO Conveyance Documents"):

                  (A) the Beaumont Pipeline Easement ;

                  (B) the Creal Springs Deed;

                  (C) the Creal Springs Option and Contract Assignment;

                  (D) the Beaumont Pump Station, Electrical Substation and Electrical Facilities Easement; and

                  (E) the Jefferson County Pipeline Easement;

            (ii) the following Transaction Documents to which TEPPCO is a party: an assignment and assumption agreement covering the TEPPCO Contracts substantially in the form attached as Schedule 9.3(c)(ii);

            (iii) the Creal Springs Pipeline Easements;

            (iv) such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to TEPPCO and its Affiliates as the other Parties may reasonably require; and

            (v) the officer's certificates required by Section 8.1(a) and (b) and Section 8.2(a) and (b).

      (d) The Company shall execute and deliver to PEPL, MAP and TEPPCO the following Transaction Documents to which it is a party:

                  (i) an assignment and assumption agreement of the MAP Contracts, PEPL LLC Contracts and TEPPCO Contracts and substantially in the form attached as Schedules 9.3(a)(i), 9.3(b)(i) and 9.3(c)(ii) respectively;

                  (ii) the two (2) Creal Springs easement agreements in the form of Schedules 9.3(d)(ii-1) and 9.3(d)(ii-2), respectively (the "Creal Springs Pipeline Easements");

            (iii) the Beaumont Pipeline Easement;

            (iv) the Creal Springs Option and Contract Assignment;

            (v) the Beaumont Pump Station, Electrical Substation and Electrical Facilities Easement; and

            (vi) the Jefferson County Pipeline Easement.

      9.4 THE CONSTRUCTION DEBT. The agreements with the Lenders for the Construction Debt will be executed on the Formation Date and the first draw thereon will be made immediately thereafter.

                                   ARTICLE X

                         CONDITIONS PRECEDENT TO CLOSING

      10.1 CONDITIONS PRECEDENT TO MAP OBLIGATIONS. The obligations of MAP to consummate the transactions contemplated hereby and by the other Transaction Documents to be consummated on the Closing Date, shall be subject to the fulfillment on or prior to the Closing

Date of the following conditions, which conditions may be waived, in whole or in part, in the sole discretion of MAP (but only in writing):

      (a) The representations and warranties made by PEPL and TEPPCO in this Agreement, and the other Transaction Documents shall be true and correct in all material respects, as made on the date hereof (in the case of this Agreement) and as of the time of the Closing Date (in the case of this Agreement and the other Transaction Documents) as though made as of such time, and PEPL and TEPPCO each shall have performed and complied in all material respects with all of its obligations under this Agreement, and the Transaction Documents which are to be performed or complied with by it at or prior to the Closing Date, and MAP shall have received certificates to such effect signed by an executive officer of PEPL and TEPPCO;

      (b) Since the date hereof, there shall not have been, nor, to the Knowledge of PEPL or its Affiliates, shall there have been threatened, any Casualty or Condemnation Loss or other event, occurrence or development with respect to any PEPL Transferred Asset which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company's business, and MAP shall have received a certificate to such effect signed by an executive officer of PEPL;

      (c) Receipt of the issuance of such Governmental Approvals and other consents, as are in each case set forth on Schedule 8.1(c); provided that none of such Governmental Approvals or consents set forth on such Schedule 8.1(c) shall impose obligations that would result in a material adverse effect upon MAP or the Company's business;

      (d) As of the Closing Date, there shall be no injunction or restraining order of any nature issued by any Governmental Authority or any pending suit by any Governmental Authority or other third party or, to the Knowledge of MAP, threatened suit by any Governmental Authority which seeks, or has the effect of seeking or which directs, or has the effect of directing, that the Closing shall not be consummated as herein provided;

      (e) PEPL and TEPPCO each shall have executed and delivered all of the Transaction Documents to which either is a party, and shall have otherwise executed and delivered all of the items set forth in Section 11.3(b) and Section 11.3(c); and

      (f) The Company shall have executed and delivered all of the Transaction Documents to which it is a party and shall otherwise have executed and delivered the items set forth in Section 11.3(d).

      10.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF PEPL. The obligations of PEPL to consummate the transactions contemplated hereby and by the other Transaction Documents to be consummated on the Closing Date, shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, which conditions may be waived, in whole or in part, in the sole discretion of PEPL (but only in writing):

      (a) The representations and warranties made by MAP and TEPPCO in this Agreement, and the other Transaction Documents shall be true and correct in all material respects, as made on the date hereof (in the case of this Agreement) and as of the time of the Closing Date (in the case of this Agreement and the other Transaction Documents) as though made as of such time, and MAP and TEPPCO each shall have performed and complied in all material respects with all of its obligations under this Agreement, and the other Transaction Documents which are to be performed or complied with by it at or prior to the Closing Date, and PEPL shall have received certificates to such effect signed by an executive officer of MAP and TEPPCO;

      (b) Receipt of the issuance, consent to assignment or amendment or modification of the Contracts and Permits and such Governmental Approvals and other consents, as are in each case set forth on Schedule 8.2(c); provided that none of such Governmental Approvals or consents set forth on such Schedule 8.2(c) shall impose obligations that would result in a material adverse effect upon PEPL or the Company's business;

      (c) As of the Closing Date, there shall be no injunction or restraining order of any nature issued by any Governmental Authority or any pending suit by any Governmental Authority or other third party or, to the Knowledge of PEPL, threatened suit by any

Governmental Authority which seeks, or has the effect of seeking or which directs, or has the effect of directing, that the Closing shall not be consummated as herein provided;

      (d) MAP and TEPPCO each shall have executed and delivered all the Transaction Documents and all the Commercial Documents to which they are to be a party and shall otherwise have executed and delivered the items set forth in
Section 11.3(a) and Section 11.3(c).

      (e) The Company shall have executed and delivered all of the Transaction Documents to which it is a party and shall otherwise have executed and delivered the items set forth in Section 11.3(d).

      10.3 CONDITIONS PRECEDENT TO TEPPCO'S OBLIGATIONS. The obligations of TEPPCO to consummate the transactions contemplated hereby and by the Transaction Documents to be consummated on the Closing Date, shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, which conditions may be waived, in whole or in part, in the sole discretion of TEPPCO (but only in writing):

      (a) The representations and warranties made by MAP and PEPL in this Agreement, and the other Transaction Documents shall be true and correct in all material respects, as of the date hereof (in the case of this Agreement) and as of the time of the Closing Date (in the case of this Agreement and the Transaction Documents) as though made as of such time, and MAP and PEPL each shall have performed and complied in all material respects with all of its obligations under this Agreement, and the Transaction Documents which are to be performed or complied with by it at or prior to the Closing Date, and TEPPCO shall have received certificates to such effect signed by an executive officer of MAP and PEPL;

      (b) Since the date hereof, there shall not have been, nor, to the Knowledge of PEPL, or its Affiliates, shall there have been threatened, any Casualty or Condemnation Loss or other event, occurrence or development with respect to any PEPL Transferred Asset which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company's business, and TEPPCO shall have received a certificate to such effect signed by an executive officer of PEPL;

      (c) Receipt of the issuance of such Governmental Approvals and other consents, as are in each case set forth on Schedule 8.3(c); provided that none of such Governmental Approvals or consents set forth on such Schedule 8.3(c) shall impose obligations that would result in a material adverse effect upon TEPPCO or the Company's business;

      (d) As of the Closing Date, there shall be no injunction or restraining order of any nature issued by any Governmental Authority or any pending suit by any Governmental Authority or other third party or, to the Knowledge of TEPPCO, threatened suit by any Governmental Authority which seeks, or has the effect of seeking or which directs, or has the effect of directing, that the Closing shall not be consummated as herein provided;

      (e) MAP and PEPL each shall have executed and delivered all of the Transaction Documents to which either is a party and shall have otherwise executed and delivered all of the items set forth in Section 11.3(a) and Section 11.3(b); and

      (f) The Company shall have executed and delivered all of the Transaction Documents to which it is a party and shall otherwise have executed and delivered the items set forth in Section 11.3(d).

      10.4 CONDITIONS PRECEDENT TO ALL OBLIGATIONS. The obligation of any of the Parties to consummate the transactions contemplated hereby and by the Transaction Documents to be consummated on the Closing Date shall be subject to each of the acts to be performed on the Formation Date having been fully completed, and each of the Parties having provided each of the notices of election to proceed, or have been deemed to have waived any right to terminate, pursuant to this Agreement.

                                   ARTICLE XI

                                   THE CLOSING

      11.1 CLOSING. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010 at 10:00 a.m. on April 1, 2001, or on such other date or at such other time or place as may be agreed in writing by the Parties. The date of the Closing is referred to as the "Closing Date."

      11.2 PEPL CONTRIBUTION AND OTHER CONVEYANCES. On the Closing Date, PEPL will transfer, or cause to be transferred, to the Company:

      (a) The following real and personal property, tangible and intangible assets (the "PEPL Transferred Assets"):

            (i) The Exclusive Rights of Way, Rights in Shared Rights of Way, easements, licenses, permits, rights of access or use, prescriptive rights, eminent domain takings and other instruments or means of title under which PEPL, or its Affiliates, operates the Trunkline 26, including but not limited to those listed on Schedule 11.2(a)(i) (the "PEPL Rights of Way");

                  (A) The PEPL Rights of Way will not include, and PEPL will retain, all telecommunication and all related rights to install telecommunication facilities (including fiber optic or similar facilities) therein. If any of the PEPL Rights of Way do not contain such telecommunication rights, PEPL will have the exclusive right to negotiate with and obtain such rights from the affected landowners. Any such rights obtained by the Company in the Trunkline 26 will be assigned thereafter to PEPL to the extent assignable.

                  (B) TEPPCO and MAP acknowledge that most, if not all, of such easements or real estate instruments are currently being utilized by PEPL (or one of its Affiliates) for maintenance and operation of additional natural gas pipelines and, therefore, such conveyance of rights of way or real estate instruments to the Company will be in the form of Rights in Shared Rights of Way and will not be exclusive.

            (ii) The Trunkline 26;

            (iii) The PEPL Contracts;

            (iv) The operating permits, operating licenses and similar authorizations or approvals granted by a Governmental Authority (other than any that are a portion of the PEPL Rights of Way) listed on Schedule 11.2(a)(iv) (the "PEPL Permits"); and

            (v) The PEPL Intangibles.

      (b) The liabilities attributable to the period after the Closing Date (the "PEPL Assumed Liabilities") listed on Schedule 11.2(b); each of which PEPL Assumed Liabilities shall be pro-rated to the Closing Date.

      11.3 DELIVERIES AT THE CLOSING. Upon the terms and subject to the conditions of this Agreement, at the Closing:

      (a) MAP shall execute and deliver the following to PEPL, TEPPCO or the Company as may be necessary:

                  (i) the MAP/Centennial T&D in the form attached as Schedule 11.3(a)(i);

                  (ii) the MAP/TEPPCO T&D in the form attached as Schedule 11.3(a)(ii);

                  (iii) such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to MAP and its Affiliates as the other Parties may reasonably require; and

                  (iv) the officer's certificates required by Section 10.2(a) and Section 10.3(a).

      (b) PEPL shall execute and deliver the following to MAP, TEPPCO or the Company as may be necessary:

            (i) the following instruments of conveyance, each in a form satisfactory to the Parties (the "PEPL Conveyance Documents"):

                  (A) the Conveyance, Assignment and Bill of Sale for the Trunkline 26, the PEPL Contracts, the PEPL Rights of Way, the PEPL Permits and the PEPL Intangibles substantially in the form attached as Schedule 11.3(b)(i)(A);

                  (B) an agreement conveying the PEPL Assumed Liabilities substantially in the form attached as Schedule 11.3(b)(i)(B);

            (ii) such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to PEPL and its Affiliates as the other Parties may reasonably require; and

            (iii) the officer's certificates required by Section 10.1(a) and (b) and Section 10.3(a) and (b).

      (c) TEPPCO shall execute and deliver the following to PEPL, MAP and the
Company:

            (i) such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to TEPPCO and its Affiliates as the other Parties may reasonably require;

            (ii) concurrently with the first draw after the Closing Date under the Construction Debt, the initial portion of the TEPPCO Cash Contribution as determined in accordance with Section 11.6 of this Agreement; and

            (iii) the officer's certificates required by Section 10.1(a) and
Section 10.2(a).

      (d) The Company shall execute and deliver the following to PEPL, MAP and
TEPPCO:

            (i) the Assumption of the PEPL Assumed Liabilities substantially in the form attached as Schedule 11.3(d)(i); and

            (ii) such certificates of good standing, corporate resolutions, incumbency certificates and other evidence of authority with respect to TEPPCO and its Affiliates as the other Parties may reasonably require.

      11.4 ADDITIONAL ACTIONS. On the Closing Date, the Parties and the Company, as the case may be, will also deliver and execute, or cause their Affiliates to execute and deliver, the following Transaction Documents as required:

      (a) The Centennial Tariffs, substantially in the form attached as Schedule 11.4(a), to be effective on the Commencement Date.

      (b) The Division Agreement among the Company, MAPL and TEPPCO, substantially in the form attached as Schedule 11.4(b), to be effective on the Commencement Date.

      (c) The Division Agreement among the Company, MAPL and TEPPCO, substantially in the form attached as Schedule 11.4(c), to be effective on the Commencement Date.

      (d) The Operating Agreements with MAPL and TEPPCO as the Operators, substantially in the form attached as Schedule 11.4(d-1) and Schedule 11.4(d-2) respectively.

      (e) The Maintenance Agreement between PEPL, or its designated Affiliate, and the Operator of the Long Haul System (as defined in the Maintenance Agreement) portions of the Centennial Line, substantially in the form attached as Schedule 11.4(e).

      (f) The Pipeline Tie-In and Procedures Agreements.

      (g) Such other Transaction Documents as are reasonable and necessary to accomplish the purposes of this Formation Agreement.

      11.5 NON-PRO RATA DISTRIBUTIONS OR CONTRIBUTIONS. Upon the closing of the Long Term Debt, the Company shall determine the amount, if any, of the non-pro rata capital contribution or non-pro rata distribution to be made by, or distributed to, each Party pursuant to Sections 5.02(b) and 5.02(d) of the LLC Agreement. Each Party shall be entitled to receive a non-pro rata cash distribution from the Company if, and to the extent, its Credit Amount (as defined below) exceeds the Target Amount (as defined below). Each Party shall be required to make a non-pro rata capital contribution to the Company if, and to the extent, its Credit Amount is less than the Target Amount. The following defined terms shall be used in calculating each Party's Credit Amount and the amount of its non-pro rata contribution or distribution:

            (a) "Credit Amounts" means, collectively, the MAP Credit Amount, PEPL Credit Amount and TEPPCO Credit Amount, and "Credit Amount" shall mean any of such amounts as the context requires.

            (b) "MAP Credit Amount" means the sum of $85 million, one-third of PD (as defined below), and the amount of Project Costs contributed to the Company by MAP.

            (c) "PEPL Credit Amount" means the sum of $70 million, one-third of PD, and the amount of Project Costs contributed to the Company by PEPL.

            (d) "Project Costs" means the sum of (i) all new construction and conversion costs (as set forth in the most current monthly Project Budget Summary from the Company), (ii) accrued and unpaid interest on the Construction Debt at the time of payment of the Construction Debt, (iii) all reserves required or otherwise established on or about the Commencement Date, including debt service reserves and (iv) the TEPPCO Interest Credit Amount.

            (e) "PD" means the amount equal to the principal amount of the Long Term Debt.

            (f) "Target Amount" means the amount equal to (i) the sum of $155 million, the TEPPCO Property Amount and the Project Costs, divided by (ii) 3.

            (g) "TEPPCO Credit Amount" means the sum of one-third of PD, the amount of Project Costs contributed to the Company by TEPPCO, the TEPPCO Property Amount, and the TEPPCO Interest Credit Amount.

      Examples of the determination of the amount of the non-pro rata capital contributions and distributions are set forth on Schedule 11.5.

      11.6 TEPPCO CASH CONTRIBUTION.

      (a) The TEPPCO Cash Contribution shall be paid over time commencing with the first draw on the Construction Debt following the Closing Date. Concurrent with each draw on the Construction Debt, starting with the first draw on or after the Closing Date, TEPPCO shall make a contribution. Each contribution will be an amount equal to the amount obtained by multiplying (i) the ratio of the amount of the TEPPCO Cash Contribution to the amount of the Construction Debt principal not drawn prior to the Closing Date, times (ii) the amount of the Construction Debt draw that is being drawn down simultaneously with such TEPPCO contribution.

      (b) The Company will credit TEPPCO with an interest amount (the "TEPPCO Interest Credit Amount") on the TEPPCO Cash Contribution for purposes of the non-pro rata distributions described in Section 11.5. The TEPPCO Interest Credit Amount shall be calculated at the Final TEPPCO Interest Rate per annum on the amounts as contributed and the calculation shall be consistent with the methodology used in the example set forth on Schedule 11.6(b).

      11.7 POST-CLOSING RIGHTS-OF-WAY COVENANTS. From and after the Closing, PEPL and Company shall mutually cooperate and shall take all action necessary to preserve, and to comply with the terms and conditions of the various instruments granting, the Shared Rights of Way. PEPL or its Affiliate shall make any and all periodic payments required to be made under such instruments in a timely manner. In addition, PEPL or its Affiliate shall use reasonable commercial efforts to enforce its rights as the grantee under such instruments and to resolve any conflicts with fee owners of property traversed by the Shared Rights of Way. Company shall reimburse PEPL or its Affiliate for one-third (1/3) of the amount of the costs incurred under the landowner contracts (the "Landowner Contracts") shown on Schedule 11.7 and any payments made or costs incurred by PEPL or its Affiliate to preserve the Shared Rights of Way and to resolve such conflicts; provided, however, that Company shall be responsible for and shall reimburse PEPL or its Affiliate for all of such payments or other consideration paid by PEPL or its Affiliate to the fee owners of property traversed by the Shared Rights of Way for the sole purpose of permitting the Shared Rights of Way to be used for the handling of petroleum products. PEPL agrees that any expenditure, or commitment for expenditure, on behalf of the Company in excess of Twenty-Five Thousand Dollars ($25,000) will require the Company's prior approval or the Company will not be obligated to pay any amount in excess of such Twenty-Five Thousand Dollar ($25,000) limit. In the event PEPL or its Affiliate fails to timely make any payment required to be made to the fee owner of any of the property traversed by the Shared Rights of Way under any of the aforementioned instruments, Company shall have the right to make such payment on PEPL's or its Affiliate's behalf and thereafter PEPL or its

Affiliate shall be obligated to reimburse Company for any such payment(s). PEPL's or its Affiliate's obligations under this Section 11.6 shall continue only for so long as PEPL or its Affiliate owns and operates one or more natural gas pipelines within the Shared Rights of Way, and nothing herein shall be construed so as to prevent PEPL or its Affiliate from abandoning all or a portion of its natural gas pipelines within the Shared Rights of Way or from selling or leasing such pipelines to a third party. In the event of such a sale or lease, PEPL or its Affiliate shall assign the related Shared Rights of Way to its purchaser or lessee and such assignment shall be subject to the rights of the Company hereunder. PEPL or its Affiliate shall be required to give the Company at least ninety (90) days prior written notice of its intention to sell or lease any of its natural gas pipelines in the Shared Rights of Way or portions thereof. In the event that PEPL, or its Affiliates, desires to abandon or release the Shared Rights of Way, or any portion thereof, it shall give the Company at least ninety (90) days prior written notice thereof and offer to sell such Shared Rights of Way to the Company for nominal consideration.

      11.8 OTHER POST-CLOSING COVENANTS.

      (a) PEPL agrees that as a portion of the conversion of the Trunkline 26, certain pieces of equipment, pipe or scrap material containing lead-based paint or coatings will be replaced or removed. PEPL agrees to retain title to such items and insure that such are stored, used elsewhere, or disposed of in accordance with applicable Environmental Laws, all at no cost to the Company.

      (b) The Parties will execute and deliver and will cause their respective Affiliates and the Company to execute and deliver the Pipeline Tie-In and Procedures Agreements, substantially in the form attached as Schedule 11.8(b), for the Centennial Line and the pipelines owned or operated by TEPPCO in the states of Texas and Illinois and MAP, or its Affiliate, in the State of Illinois.

      (c) The Parties will cause the Company to adopt inventory and/or financial management plans such that the transit time from the Company's Beaumont, Texas pump station to TEPPCO's pipelines at Creal Springs, Illinois has a target of thirteen (13) days, except in the event of extraordinary circumstances, and such that shippers are not disadvantaged by longer transit times.

      (d) Except as otherwise provided in this Agreement, the Parties agree that amounts payable with respect to Taxes, if any, on the PEPL Transferred Assets (other than income, franchise and similar taxes which shall be solely the responsibility of PEPL), and all amounts payable with respect to utility charges, maintenance charges and other items of expense attributable to the operation of the PEPL Transferred Assets after the Closing Date shall be prorated as of the Closing Date between PEPL and Centennial. The Parties agree that PEPL and Centennial shall each make such payment to the other after each such item of expense is correctly known as is necessary to allocate such charges and Taxes properly between PEPL and Centennial as of the Closing Date.

      (e) PEPL or its Affiliate will grant such licenses, easements, or other rights to the Company as reasonable, necessary, appropriate and sufficient for the Company to route or re-route the Trunkline 26 on or in the vicinity of PEPL's Affiliate's compressor station sites as part of the commissioning and operation of the Trunkline 26. PEPL and the Company will agree in good faith upon the particular form of instrument(s) to be used for such purposes.

      (f) The Company in the operation of the Centennial Line, and PEPL or its Affiliates in the operation of the PEPL Excluded Assets, will use all reasonable efforts and employ all reasonable means so as not to interfere with or impede the other's operation of its facilities, and the Company and PEPL agree to cooperate towards such end.

      (g) In recognition that most of the Trunkline 26 portion of the Centennial Line will be located on Shared Rights of Way owned and historically maintained by PEPL or its Affiliates, PEPL or its Affiliates shall have a continuing exclusive right to maintain the Trunkline 26 portion of the Centennial Line, subject to a maintenance agreement substantially in the form of the Maintenance Agreement.

                                  ARTICLE XII

                   INDEMNIFICATION; EXTENT OF REPRESENTATIONS

                       AND WARRANTIES; DISPUTE RESOLUTION

      12.1 MAP INDEMNIFICATION. MAP shall be responsible for, and shall indemnify and hold harmless the Company Indemnified Persons, the PEPL Indemnified Persons, and the TEPPCO Indemnified Persons from and against, any Claim or Loss to the extent such Claim or Loss arises out of any one or more of the following circumstances: any breach by MAP of the representations or warranties contained in this Agreement or the other Transactions Documents (including any certificate, exhibit, appendix or schedule furnished in connection with this Agreement, or such other Transaction Document), or any breach by MAP of any covenant of this Agreement or any other Transaction Document; provided that in determining the scope of MAP's indemnification obligation under this Section, any qualification as to materiality or material adverse effect in the representations and warranties shall be disregarded for the purposes of determining losses (it being understood that such qualifications as to materiality or material adverse effect shall apply for purposes of determining whether there has been a breach in the first place).

      12.2 PEPL INDEMNIFICATION. PEPL shall be responsible for, and shall indemnify and hold harmless the Company Indemnified Persons, the MAP Indemnified Persons, and the TEPPCO Indemnified Persons from and against, any Claim or Loss to the extent such Claim or Loss arises out of any one or more of the following circumstances:

      (a) Any breach by PEPL of the representations or warranties contained in this Agreement or the other Transaction Documents (including any certificate, exhibit, appendix or schedule furnished in connection with this Agreement, or such Transaction Document), or any breach by PEPL of any covenant of this Agreement or any such other Transaction Document; provided that in determining the scope of PEPL's indemnification obligation under this Section, any qualification as to materiality or material adverse effect in the representations and warranties shall be disregarded for the purpose of determining losses (it being understood that such qualifications as to materiality or material adverse effect shall apply for purposes of determining whether there has been a breach in the first place).

      (b) Any failure by PEPL to duly pay, perform or discharge any Claim or Loss to the extent such Claim or Loss arises out of the ownership or operation of the PEPL Transferred

Assets prior to the Closing Date or out of the documents, instruments or circumstances that give rise to the PEPL Assumed Liabilities for the period prior to the Closing Date.

      (c) Any ad valorem, real property, sales, use or similar taxes applicable to the PEPL Transferred Assets for periods ending on or prior to the Closing Date.

      12.3 ENVIRONMENTAL INDEMNIFICATION. In addition to the indemnification provided in Section 12.2 hereof:

      (a) PEPL shall be responsible for, and shall indemnify, defend, and hold harmless the Company Indemnified Persons, the MAP Indemnified Persons, and the TEPPCO Indemnified Persons from and against, any Environmental Liabilities that may be imposed upon them that arise out of or relate to the following:

                  (1) All Environmental Conditions existing on, at, or underlying the PEPL Transferred Assets, or that relate to the operation of the PEPL Transferred Assets that are known to PEPL, or any of its Affiliates, on or before the Closing, including without limitation those listed on Schedule 4.14(a);

                  (2) All Environmental Conditions on the PEPL Rights of Way relating to or migrating from the property owned or occupied by PEPL for natural gas compressor stations or metering stations in connection with the Trunkline 26 or the PEPL Transferred Assets, whether such occur or are discovered before or after the Closing;

                  (3) All Environmental Conditions arising from or related to the ownership or operation of the PEPL Excluded Assets, whether such occur or are discovered before or after Closing;

                  (4) All Environmental Conditions existing on, at, or underlying the PEPL Transferred Assets, or that relate to the operation of the PEPL Transferred Assets that arise out of or are related to the past or present existence of polychlorinated biphenyls or mercury in, on, a part of, or migration from the PEPL Transferred Assets; and

                  (5) All Environmental Conditions existing on, at, or underlying the PEPL Transferred Assets, or that relate to the operation of the PEPL Transferred Assets that arise out of or are related to the past or present existence of asbestos or asbestos containing materials, naturally occurring radioactive material, or underground storage tanks in, on, a part of, or adjacent to the PEPL Transferred Assets.

      (b) As to all other Environmental Conditions not covered in Section 12.3(a)(1)-(3) above discovered after the Closing Date, which such Environmental Conditions exist on, at, or underlying the PEPL Transferred Assets as of the Closing date or relate to the operation of the PEPL Transferred Assets on or before the Closing Date, PEPL shall be responsible for, and shall indemnify, defend, and hold harmless the Company Indemnified Persons, the MAP Indemnified Persons, and the TEPPCO Indemnified Persons from and against, any Environmental Liabilities that may be imposed upon them that arise out of or relate to any such Environmental Conditions; provided, however, PEPL's obligation to indemnify shall be limited to the percentage of such Environmental Liability or Liabilities shown opposite the 12-month period in which the Environmental Liability was discovered and notice was given, regardless of when, or the period of time over which, such Environmental Liabilities are incurred:

           Year 1                                          100%
           Year 2                                          100%
           Year 3                                           80%
           Year 4                                           60%
           Year 5                                           40%
           Year 6                                           20%
           Year 7 and thereafter                             0%

      For the avoidance of doubt, it is agreed that the percentage set forth above will be applied to all costs associated with the Environmental Liability regardless of when such costs are incurred. For example, all costs to remediate an Environmental Condition covered by this provision discovered in the third year following the Closing will be paid eighty percent (80%) by PEPL and twenty percent (20%) by the Company regardless of in what year such costs are incurred.

      (c) The indemnification obligations of PEPL under this Section 12.3 shall not apply to any Environmental Liabilities in the event the Company takes any action to cause such claim to be brought, provided that, without affecting the indemnity obligations of PEPL, the Company may take such action reasonably necessary to (i) comply with governmental laws and regulations and Environmental Laws, (ii) use, convert, repair or maintain the assets of the Company in the ordinary course of business or as required for conversion from a natural gas pipeline to a products pipeline, (iii) comply with requirements imposed by lenders or other parties to financing transactions, (iv) prepare properties or assets for sale or convey such properties or assets as a result of such sales, (v) conduct periodic environmental, health and safety reviews and asset integrity inspections with such frequency and in such scope as are generally accepted in the pipeline industry as meeting minimum standards of operating procedure, and (vi) inspect and sample any and all portions of the Trunkline 26, associated rights-of-way, or PEPL Transferred Assets prior to the Closing.

      (d) The indemnification provisions provided for in this Section 12.3 shall not cover the Company Indemnified Persons, the MAP Indemnified Persons or the TEPPCO Indemnified Persons for any Environmental Liabilities arising out of (i) any Environmental Laws or regulations enacted or promulgated after the Closing Date, or any change in any existing Environmental Laws or regulations enacted or promulgated after the date hereof as to petroleum products pipelines, and after the Closing Date as to gas pipelines, or (ii) as to Environmental Conditions arising solely due to the acts or omissions of the Company, its agents or contractors on or after the Closing Date.

      (e) Notice of any Environmental Liabilities under this Section shall be given in accordance with Section 12.9 herein. For any Environmental Liabilities under Section 12.3(b) hereof, the year in which the notice was given shall be determinative of the percentage reimbursable to the Company.

      12.4 TEPPCO INDEMNIFICATION. TEPPCO shall be responsible for, and shall indemnify and hold harmless the Company Indemnified Persons, the MAP Indemnified Persons, and the PEPL Indemnified Persons from and against, any Claim or Loss to the extent such Claim or Loss arises out of any one or more of the following circumstances:

      (a) Any breach by TEPPCO of the representations or warranties contained in this Agreement or the other Transaction Documents (including any certificate, exhibit, appendix or schedule furnished in connection with this Agreement, or such Transaction Document), or any breach by TEPPCO of any covenant of this Agreement or any such Transaction Document;

provided that in determining the scope of TEPPCO's indemnification obligation under this Section, any qualification as to materiality or material adverse effect in the representations and warranties shall be disregarded for the purpose of determining losses (it being understood that such qualifications as to materiality or material adverse effect shall apply for purposes of determining whether there has been a breach in the first place).

      (b) Any failure by TEPPCO to duly pay, perform or discharge any Claim or Loss to the extent such Claim or Loss arises out of the ownership or maintenance of the TEPPCO Property Contribution prior to the Formation Date.

      (c) Any ad valorem, real property, sales, use or similar taxes applicable to the TEPPCO Property Contribution prior for periods ending on or prior to the Formation Date.

      12.5 COMPANY INDEMNIFICATION. The Company shall be responsible for, and shall indemnify and hold harmless the TEPPCO Indemnified Persons, the MAP Indemnified Persons, and the PEPL Indemnified Persons from and against, any Claim or Loss to the extent such Claim or Loss arises out of any one or more of the following circumstances:

      (a) Any breach by the Company of any covenant of this Agreement or any other Transaction Document;

      (b) Any failure by the Company to duly pay, perform or discharge any Claim or Loss to the extent such Claim or Loss arises out of the ownership or maintenance of the Company's assets from and after the Closing Date or out of the documents, instruments or circumstances that give rise to the PEPL Assumed Liabilities for the period from and after the Closing Date;

      (c) Any ad valorem, real property, sales, use or similar taxes applicable to the Company's assets for periods after the Closing Date; and

      (d) All Environmental Conditions, including without limitation, those described in Section 12.3 above, affecting the Company's assets and arising solely due to the acts or omissions of Company, its agents or contractors from and after the Closing Date.

      12.6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of MAP, PEPL and TEPPCO hereunder and in the exhibits, appendices and schedules hereto, and any certificate furnished in connection with this Agreement or any Transaction Document shall survive only until the date which is two (2) years after the Closing Date for all matters other than environmental, for which the period shall be six (6) years after the Commencement Date, notwithstanding any investigation at any time made by or on behalf of MAP, PEPL or TEPPCO, as the case may be; provided further, that all such representations and warranties shall survive beyond the applicable dates specified above with respect to any Claim hereunder for indemnification based on any misrepresentation or breach of warranty that is asserted in reasonable detail against MAP, PEPL or TEPPCO, respectively, on or prior to such date.

      12.7 SURVIVAL OF INDEMNITIES. The rights of indemnification provided for in this Agreement shall continue as to any Person who is no longer within the class of Persons entitled to indemnification pursuant to this Agreement with respect to events occurring while such Person was part of such class and shall inure to the benefit of the heirs, executors, administrators, successors, legal representatives and permitted assigns, as the case may be, of any such Person. The indemnification provisions contained in this Agreement shall survive for the benefit of both the transferor and the transferee any Transfer by MAP, PEPL or TEPPCO of its Membership Interests to a third party or to another Member pursuant to the LLC Agreement.

      12.8 PROCEDURES RELATING TO INDEMNIFICATION UNDER ARTICLE XII.

      (a) Any MAP Indemnified Person, PEPL Indemnified Person, TEPPCO Indemnified Person or Company Indemnified Person seeking indemnification under
Article XII (the "Indemnified Party") with respect to a Claim that is not a Third Party Claim shall commence and resolve such claim solely in accordance with the dispute resolution procedures set forth in Section 12.11.

      (b) If any Third Party Claim is asserted against an Indemnified Party and such Indemnified Party intends to seek indemnification hereunder from a party to this Agreement (the "Indemnifying Party"), then such Indemnified Party shall give notice of the Third Party Claim to the Indemnifying Party as soon as practicable after the Indemnified Party has reason to believe that the Indemnifying Party will have an indemnification obligation with respect to such Third Party Claim and shall provide the Indemnifying Party with all papers served or notices received, if any, with respect to such Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim.

      (c) The Indemnifying Party shall have the right to participate in, or assume control of, and the Indemnifying Party's insurance carrier shall have the right to participate in, the defense of the Third Party Claim at its own expense by giving prompt written notice to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to participate in the defense of the Third Party Claim using counsel of its choice, but the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with its participation in the defense thereof unless there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party, in which event the Indemnifying Party will be liable for reasonable attorneys fees and expenses incurred by the Indemnified Party. The Indemnifying Party shall have the right, acting in good faith and with due regard to the interests of the Indemnified Party, to control all decisions regarding the handling of the defense without the consent of the Indemnified Party, but shall not have the right to admit liability with respect to, or compromise, settle or discharge any Third Party Claim or consent to the entry of any judgment with respect to such Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability and obligations arising out of such Third Party Claim and which would not otherwise adversely affect the Indemnified Party.

      12.9 APPORTIONMENT. To the extent that two or more of MAP, PEPL, TEPPCO and the Company are liable hereunder with respect to the same claim, the Losses will be apportioned among MAP, PEPL, TEPPCO and the Company in proportion to the extent to which the activities of each contributed to the cause of the Claim or resulting Losses.

      12.10 SOLE AND EXCLUSIVE REMEDY. Each of the Parties acknowledges and agrees that, should the Formation or the Closing or both occur, the Parties' sole and exclusive remedies with respect to any and all claims relating to this Agreement, the Transaction Documents (other than the LLC Agreement), the Conveyance Documents and the transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this Article XII.

      12.11 WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES. Notwithstanding anything to the contrary contained in any other provision of this Agreement, neither MAP, PEPL nor TEPPCO shall be required to indemnify the other Party hereunder, the Company or any of their respective Affiliates for any indirect, consequential, exemplary or punitive damages except for indirect, consequential, exemplary or punitive damages actually paid to any third party by the Indemnified Party seeking indemnity hereunder.

      12.12 DISPUTE RESOLUTION.

      (a) The Parties will attempt in good faith to resolve any Dispute arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby or thereby in accordance with this Section. Without limiting the generality of the foregoing, the following are considered Disputes: (i) all questions relating to the breach of any obligation, warranty, covenant or condition herein; (ii) all questions relating to any representations, negotiations and other proceedings leading to the execution hereof; (iii) failure of any Party to deny or reject a claim or demand of any other Party,
(iv) all questions relating to the causes, validity or circumstances of the termination or nonrenewal of this Agreement; and (v) all questions as to whether Disputes are to be resolved pursuant to the provisions of this section. The Parties' obligation to resolve Disputes pursuant to this Section shall survive the termination of this Agreement.

      (b) The Parties will promptly seek to resolve any Dispute by negotiations between senior executives of the Parties who have authority to settle the controversy. When a Party believes there is a Dispute under this Agreement, that Party will give the other Party or Parties , as the case may be, written notice of the Dispute. Within twenty (20) days after the date of such notice, the receiving Party shall submit to the other a written response. The notice and response shall include (i) a statement of such Party's position and a summary of the evidence and arguments supporting its position, and (ii) the name and title of the executive who will represent that Party. The executives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If a Party's executive intends to be accompanied at a meeting by an attorney, the other Party shall be given at least three (3) Business Days' notice of such intention and may be accompanied by an attorney.

      (c) If the Dispute has not been resolved within sixty (60) days after the date of the notice given pursuant to Section 12.11(b) or if any Party fails or refuses to participate in the negotiations described in Section 12.11(b), the Dispute shall be finally settled by arbitration conducted expeditiously in accordance with the then current Rules of Practice and Procedure for the arbitration of commercial disputes of the American Arbitration Association or any successor thereto ("AAA"), by three independent and impartial arbitrators selected by the AAA. The arbitration will be binding and non-appealable, and shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, to the exclusion of any provision of state law inconsistent therewith and which would produce a different result, and judgment upon the award rendered by the Arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas. The arbitrators shall apply the substantive law of the State of Delaware, exclusive of its conflict of law rules. The arbitrators are empowered to award only compensatory damages (including attorneys' and experts' fees and interest), and shall not be permitted to award, and each Party hereby irrevocably waives, any damages in excess of compensatory damages (including attorneys' and experts' fees and interest), including a waiver of any indirect, consequential, exemplary or punitive or multiple damages. The arbitrators are also empowered to render decisions declaratory of the Party's respective rights and obligations under this Agreement.

      (d) All deadlines specified in this Section may be extended by mutual written agreement.

      (e) Each Party agrees to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

      (f) Unless otherwise set forth herein, the procedures specified in this section shall be the sole and exclusive procedures for the resolution of Disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party may seek a preliminary injunction or other preliminary legal or equitable relief if in the judgment of that Party such action is necessary to avoid irreparable damage or to preserve the status quo. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Chancery Court; provided that if the Delaware Chancery Court does not have jurisdiction with respect to such matter, the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States in the State of Texas or in any Texas state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties (i) consents to submit itself to the personal jurisdiction of the Delaware Chancery Court, any Federal Court in the State of Texas or in any Texas state court in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees to appoint and maintain an agent in the State of Delaware and the State of Texas for service of legal process, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iv) agrees that it will not plead or claim in court that any action relating to this Agreement or any of the transactions contemplated by this Agreement in any such court has been brought in an inconvenient forum and (v) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than (1) the Delaware Chancery Court, or (2) if the Delaware Chancery Court does not have jurisdiction with respect to such action, a Texas Federal court or state court. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the procedures specified in this section. As between the parties, all applicable statutes of limitation shall be tolled while the procedures specified in this section are pending and the parties will take any and all actions required to effectuate such tolling.

      (g) All aspects of these proceedings, including without limitation, discovery, testimony and other evidence, negotiations pursuant to this Section 12.11, briefs and the award shall be held confidential by each Party and the arbitrators, and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and state rules of evidence.


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

                                  ARTICLE XIII

                           WITHDRAWAL AND TERMINATION

      13.1 WITHDRAWAL AND TERMINATION EVENTS.

            (a) TERMINATION. Subject to the provisions of Section 13.3, this Agreement may be terminated in the manner hereinafter provided. The Party electing to terminate or being required to terminate in accordance with this Agreement is defined as the "Terminating Party."

                  (i) By mutual written agreement of the Parties.

                  (ii) By any of the Parties if the Abandonment Order shall not have become final and no longer subject to rehearing on or before June 30, 2001, or such later date as may be agreed upon in writing by the Parties, by written notice given within ten (10) days following such date, the failure to provide such notice being a waiver of the foregoing option to terminate.

                  (iii) By any of the Parties if the Closing shall not have occurred on or before December 31, 2001 or such later date as may be agreed upon in writing by the Parties, by written notice given within ten (10) days following such date, the failure to provide such notice being a waiver of the foregoing option to terminate.

                  (iv) By the appropriate Party upon the exercise of an option to terminate pursuant to Section 2.3, Section 2.4, Section 2.5 or Section 2.6.

                  (v) By any of the Parties upon the exercise of an option to terminate pursuant to Section 7.10(a).

                  (vi) By any of the Parties upon the exercise of an option to terminate pursuant to Section 7.10(b) prior to the Formation Date.

                  (vii) By any of the Parties upon the exercise of an option to terminate pursuant to Section 7.10(c) prior to the Formation Date.

                  (viii) By any Party upon a withdrawal of a Party prior to the Formation Date pursuant to Section 13.1(b)(i), (ii), (iii) or (iv) of this Agreement.

            By way of clarification, the Parties recognize and agree that a notice of termination, as distinguished from a notice of withdrawal under
Section 13.1(b), may be given following the Formation Date only pursuant to
Section 13.1(a)(iii).

            (b) WITHDRAWAL. Subject to the provisions of Section 13.3, a Party may withdraw as a party from this Agreement and the LLC Agreement in the manner hereinafter provided. The Party electing or being required to withdraw is sometimes hereinafter referred to as the "Withdrawing Party."

                  (i) MAP or TEPPCO may withdraw if PEPL fails to timely perform any of its covenants and agreements contained herein or if any of PEPL's representations and warranties in this Agreement, the other Transaction Documents and in the related representations and warranties in the exhibits, appendices and schedules hereto and thereto, and any certificate furnished in connection with this Agreement cease to be true and correct in all material respects, where such failure or inaccuracy shall not have been cured within thirty (30) days after written notice thereof from MAP or TEPPCO or shall not have been waived by MAP and TEPPCO. Such option to withdraw must be exercised by written notice within ten (10) days following such thirty (30) day period or the Party will be deemed to have waived such option.

                  (ii) PEPL or TEPPCO may withdraw if MAP fails to timely perform any of its covenants and agreements contained herein or if any of MAP's representations and warranties in this Agreement, the other Transaction Documents and in the related representations and warranties in the exhibits, appendices and schedules hereto and thereto, and any certificate furnished in connection with this Agreement cease to be true and correct in all material respects, where such failure or inaccuracy shall not have been cured within thirty (30) days after written notice thereof from PEPL or TEPPCO or shall not have been waived by PEPL and TEPPCO. Such option to withdraw must be exercised by written notice within ten (10) days following such thirty (30) day period or the Party will be deemed to have waived such option.

                  (iii) MAP or PEPL may withdraw if TEPPCO fails to timely perform any of its covenants and agreements contained herein or if any of TEPPCO's representations and warranties in this Agreement, the other Transaction Documents and in the related representations and warranties in the exhibits, appendices and schedules hereto and thereto, and any certificate furnished in connection with this Agreement cease to be true and correct in all material respects, where such failure or inaccuracy shall not have been cured within thirty (30) days after written notice thereof from MAP or PEPL or shall not have been waived by MAP and PEPL. Such option to withdraw must be exercised by written notice within ten (10) days following such thirty (30) day period or the Party will be deemed to have waived such option.

                  (iv) Any Party may withdraw (A) if any Governmental Authority of competent jurisdiction has instituted or threatened, or any third party has instituted, any Proceeding seeking to enjoin, restrain, prohibit or substantially change the terms of the transactions contemplated hereby, which action or proceeding shall not have been withdrawn or terminated and, with respect to a threatened Proceeding by the Governmental Authority or the actual Proceeding by the third party, as the case may be, in such Party's reasonable judgment, such Proceeding may have a material adverse effect on the Company or such Party; or (B) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment or other order or injunctive action (whether temporary, preliminary or permanent) which is in effect and which prohibits or will prohibit the consummation of a material part of the transactions contemplated by this Agreement or requires a Party to terminate or dispose of its interest in the Company or to alter such interest in a manner that would, in the reasonable judgment of such Party, be materially adverse to that Party or the Company.

                  (v) Any Party may withdraw upon the exercise of an option to withdraw pursuant to Section 7.10(b) on or subsequent to the Formation Date.

                  (vi) Any Party may withdraw upon the exercise of an option to withdraw pursuant to Section 7.10(c) on or subsequent to the Formation Date.


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

            (c) Notwithstanding the foregoing, no Party will be entitled to elect to withdraw from or to terminate this Agreement if such Party's breach of this Agreement has prevented the consummation of the transactions contemplated hereby. Each of MAP's, PEPL's and TEPPCO's right of withdrawal or termination hereunder is in addition to any other rights it may have hereunder or otherwise, and the exercise of a right of withdrawal or termination shall not be an election of remedies.

      13.2 EFFECT OF TERMINATION.

            (a) If this Agreement is terminated pursuant to Section 13.1(a), then, subject to Section 13.4 below, this Agreement shall become void and of no further force and effect, and none of the Parties (nor their respective Affiliates, directors, shareholders, partners, members, managers, officers, employees, agents, consultants, attorneys-in-fact or the representatives) shall have any liability in respect of such termination; provided, however, that if the failure to consummate the transactions contemplated hereby was the result of any of the conditions hereunder having not been fulfilled by reason of the breach by any of the Parties of its covenants, representations and/or warranties set forth in this Agreement, any other Transaction Document, or in any agreement, document or instrument ancillary hereto, then the Party having so breached shall remain liable to the other Parties, and provided further the obligations set forth in Section 7.8 shall survive termination.

            (b) If a Party withdraws pursuant to the terms of this Agreement, this Agreement shall terminate as to the Withdrawing Party, subject to the continuation of certain provisions as herein provided, but this Agreement shall continue in full force and effect with respect to the remaining Parties. However, if this Agreement is terminated pursuant to its provisions, it shall be terminated for all Parties, subject to the survival of certain provisions as herein provided.

      13.3 FURTHER NEGOTIATIONS. A Terminating Party or Withdrawing Party shall give written notice of its intent to terminate or withdraw to each Party remaining as a party to this Agreement. Thereafter, the Parties agree that, for a period of sixty (60) days following such notice of termination or withdrawal, as the case may be, they will (i) negotiate with each other in a good faith attempt to cure any cause for the withdrawal or termination or to allow the Party or

Parties not electing to withdraw from or terminate this Agreement to proceed with a similar venture using similar assets and contributions, it being understood that such negotiations may include the purchase of any or all of the PEPL Transferred Assets, the TEPPCO Property Contribution, or the agreements by MAP to ship products over such pipelines; and (ii) not market any of the assets described herein or seek to enter into the same or similar transactions serving the same geographic area with any third parties. If, within such 60-day period, the Parties have not reached agreement to continue with this Agreement as evidenced by a written agreement executed by the Parties and an Offer Notice has not been received pursuant to Section 13.4(e), and (i) the written notice specified in the first sentence of this Section 13.3 above was a termination notice, this Agreement shall terminate at the end of such 60-day period; or (ii) such notice is a withdrawal notice, such withdrawal shall be effective as of the date of such notice.

      13.4 PROCEDURES AND REMEDIES FOLLOWING TERMINATION OR WITHDRAWAL. In the event a Party withdraws from this Agreement or this Agreement is terminated pursuant to any of the provisions contained herein providing for such withdrawal or termination, the following shall apply:

            (a) In the event a Party withdraws pursuant to the terms of this Agreement on or before the Formation Date, this Agreement shall terminate.

            (b) Should termination of this Agreement occur prior to the Formation Date, the Centennial Project shall be terminated, and the Company shall be dissolved and liquidated pursuant to the provisions of the LLC Agreement and this Agreement, including without limitation, Section 7.8(d). Except as provided in Section 7.8(d), no Party shall be obligated to make any further contributions to the Company or the Centennial Project.

            (c) In the event a Withdrawing Party withdraws subsequent to the Formation Date but prior to the Closing Date, and the remaining Party or Parties elect to continue with the Centennial Project, the Withdrawing Party shall remain obligated to the Company for the contribution called for by Sections 11.2 in the case of PEPL, 11.3 in the case of MAP and 11.6 in the case of TEPPCO, and each Party agrees to comply with such obligations. Such contributions and conveyances shall be made in accordance with the terms of this Agreement. Following its withdrawal, the Withdrawing Party shall continue to be obligated for one-third (1/3) of the amount of the liabilities incurred by the Company, including the Construction Debt drawn down by the Company through the effective date of such Party's withdrawal. In the event the Withdrawing Party is the second such Party to withdraw hereunder, such Party shall continue to be obligated for one-half (1/2) of all amounts of the liabilities incurred by the Company, including the Construction Debt drawn down by the Company and not paid by the first Withdrawing Party. The remaining Party or Parties shall indemnify and hold harmless the Withdrawing Party and its Affiliates from any further costs, expenses or liabilities incurred by or on behalf of the Company. Notwithstanding the foregoing, should the remaining Party or Parties dissolve and liquidate, or sell, the Company or all or substantially all of its Assets, prior to the Closing Date, the Withdrawing Party shall be reinstated for all purposes as a Party to this Agreement and as a Member of the Company through such dissolution and liquidation of the Company or such sale, as the case may be. Each Party shall participate in all costs, expenses and liabilities of the Company, and any and all liquidation distributions or sale proceeds, in accordance with their Percentage Interest. In the event of such dissolution, liquidation or sale, no Party shall be obligated to contribute or convey to the Company the contributions called for by Sections 11.2 in the case of PEPL, 11.3 in the case MAP and 11.6 in the case of TEPPCO.

            (d) In the event a Withdrawing Party withdraws subsequent to the Closing Date but prior to the Commencement Date, the Withdrawing Party shall remain obligated to the Company for the contribution called for by Sections 11.2 in the case of PEPL, 11.3 in the case of MAP and 11.6 in the case of TEPPCO, and each Party agrees to comply with such obligations. The Withdrawing Party shall release all right, title and interest that it may have as a Member of the Company or otherwise in and to all of the assets of the Company, whether or not contributed by such Withdrawing Party, and shall be liable for, and shall continue to be obligated for, one-third (1/3) of the amount of the liabilities incurred by the Company, including the Construction Debt drawn down by the Company up to and including the effective date of such Party's withdrawal. In the event the Withdrawing Party is the second such Party to withdraw hereunder, such Party shall be liable for, and shall continue to be obligated for, one-half (1/2) of all amounts of the liabilities incurred by the Company, including the Construction Debt drawn down by the Company and not paid by the first Withdrawing Party. The remaining Party or Parties shall indemnify and hold harmless the Withdrawing Party and its Affiliates from any further costs, expenses or liabilities incurred by or on behalf of the Company subsequent to the date of such withdrawal. The remaining Party or Parties shall be entitled to continue the Company and the Centennial Project or to modify, liquidate or sell same on such terms and conditions as such Party or Parties may decide. In the event the Company is subsequently liquidated or sold after the Closing Date, the Withdrawing Party shall have no right or claim with respect to any of the Company's assets and shall not participate in any liquidation distributions or proceeds.

            (e) (i) A Party may exercise its rights to sell its Membership Interest in the Company as set forth in Section 10.04 of the LLC Agreement at any time during the term of the LLC Agreement, subject to the right of first refusal set forth in that Section. Notwithstanding the preceding sentence and except as hereinafter provided, should a Party elect to withdraw or terminate prior to the Commencement Date pursuant to the provisions of this Agreement, it shall be subject to the provisions of this Section 13.4, and shall not thereafter be entitled to attempt to sell its Membership Interest in the Company, notwithstanding the provisions of the LLC Agreement. Should the withdrawal process end without the Withdrawing Party having withdrawn from this Agreement and the LLC Agreement, such party shall again have available the provisions of Section 10.04 of the LLC Agreement for the sale of its Membership Interest.

            (ii) Notwithstanding the foregoing, should a Party terminate or withdraw pursuant to a Proceeding or other matter as described in Section 13.1(b)(iv), and such Party provides a written termination or withdrawal notice pursuant to the terms of this Agreement, such Party shall be entitled to attempt to obtain a buyer for its Membership Interest during the 60-day period of negotiations specified in Section 13.3. Should such Party fail to deliver to the other Parties an Offer Notice by the end of such 60-day period, and if the Parties have failed to negotiate an alternative to the withdrawal or termination, such withdrawal or termination notice shall be effective as provided in Section 13.3. In the event an Offer Notice is delivered within such 60-day period, the Parties shall be entitled to exercise the rights of first refusal provided to them pursuant to Section 10.04 of the LLC Agreement and in accordance with the provisions of that Section as amended below. The failure of the Withdrawing Party or the Terminating Party to sell its Membership Interest as therein provided shall result in the withdrawal notice or termination notice, as the case may be, becoming effective as of the date specified in Section 13.3. In the event the Proceeding or other matter requires the Party to dispose of its interest in the Company in less than 120 days, the respective 60-day periods of Section 13.3 of this Agreement and
Section 10.04(a) of the LLC Agreement shall be equally reduced to fit such shortened time requirement; provided, however, that the period specified in
Section 10.04(a) of the LLC Agreement may not be reduced to less than thirty
(30) days.

            (f) A Withdrawing Party agrees to execute any agreements or other documents evidencing such Party's withdrawal as a party to this Agreement and the LLC Agreement and as a Member of the Company, and to evidence the release of all right, title and interest in and to the Centennial Project or the assets used in or comprising a part of such project.

                                  ARTICLE XIV

                                  MISCELLANEOUS

      14.1 PUBLICITY. Neither MAP, PEPL or TEPPCO will make any press release or other public statement or disclosure (including communications to employees, customers and suppliers) regarding this Agreement, its contents or the transactions contemplated hereby without giving the other Parties reasonable prior notice thereof and the opportunity to review and comment upon such release, statement or disclosure unless and only to the extent that disclosure is required under federal or state laws or regulations of a recognized stock exchange.

      14.2 NOTICES. Any notice, consent or approval to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered: (i) personally; (ii) by a reputable courier service that requires a signature upon delivery; (iii) by mailing the same via registered or certified first class mail, postage prepaid, return receipt requested; or (iv) by faxing the same with telephonic confirmation of receipt (followed by a first class mailing of the same) to the intended recipient. Any such writing will be deemed to have been given and to be effective: (a) as of the date of personal delivery or delivery via courier as described above; (b) as of the third calendar day after depositing the same into the custody of the postal service as evidenced by the date-stamped receipt issued upon deposit of the same into the mails as described above; and (c) as of the date and time electronically transmitted in the case of telecopy delivery as described above, in each case addressed to the intended party at the address set forth below:

           If to MAP:         Marathon Ashland Petroleum LLC
                              539 South Main Street
                              Findlay, Ohio  45840
                              Attention:  Senior Vice President,
                                          Business Development
                              Facsimile No.:   (419) 421-3509
                              Telephone No.:  (419) 421-2345

                              with a copy to:

                              Marathon Ashland Petroleum LLC
                              539 South Main Street
                              Findlay, Ohio 45840
                              Attention: Senior Group Counsel,
                                         Marketing and Commercial Services
                              Facsimile No.:   (419) 427-3679
                              Telephone No.:  (419) 421-3275

           If to PEPL:        Panhandle Eastern Pipe Line Company
                              5444 Westheimer Road
                              Houston, Texas  77056-5306
                              Attention: General Counsel
                              Facsimile No.:  (713) 989-1189
                              Telephone No.:  (713) 989-7560

           If to TEPPCO:      TE Products Pipeline Company, Limited Partnership
                              P. O. Box 2521
                              Houston, Texas  77252-2521
                              Attention:  President
                              Facsimile No.:  (713) 759-3957
                              Telephone No.:  (713) 759-3500


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

                              with a copy to:

                              TE Products Pipeline Company, Limited Partnership
                              P. O. Box 2521
                              Houston, Texas  77252-2521
                              Attention:  General Counsel
                              Facsimile No.:  (713) 759-3645
                              Telephone No.:  (713) 759-3968

       If to the Company:     Centennial Pipeline LLC
                              539 South Main Street
                              Findlay, Ohio 45840
                              Attention:  Secretary
                              Facsimile No.:  (419) 421-3578
                              Telephone No.:  (419) 421-3275

      MAP, PEPL, TEPPCO or the Company may designate different addresses or facsimile numbers by notice to the other Parties hereto.

      14.3 MERGER AND ENTIRE AGREEMENT. This Agreement (including the exhibits and appendices hereto), together with the other Transaction Documents (including the exhibits, appendices and schedules thereto), and certain other agreements executed contemporaneously with this Agreement, constitutes the entire agreement of MAP, PEPL and TEPPCO and supersedes any prior understandings, agreements or representations by or among MAP, PEPL and TEPPCO, written or oral, to the extent they relate in any way to the subject matter hereof or thereof (except the Confidentiality Agreement).

      14.4 ASSIGNMENT. Without the prior consent of the other Parties hereto, neither MAP, PEPL or TEPPCO shall assign all or any of its rights, obligations or benefits under this Agreement to any third party, except for (i) the assignment of its rights hereunder to any third party transferee of its Membership Interests pursuant to Article X of the LLC Agreement and (ii) the assignment of its rights hereunder to a wholly owned subsidiary of such Party in which case such Party shall not be relieved of any of its obligations hereunder, and any attempted assignment not in compliance with this Section 14.4 shall be void ab initio.

      14.5 PARTIES IN INTEREST.

            (a) This Agreement shall inure to the benefit of, and be binding upon, MAP, PEPL and TEPPCO and their respective successors, legal representatives and permitted assigns. The Company shall be deemed a third party beneficiary of the provisions hereof.

            (b) It is understood and agreed that any representations, covenants, rights and obligations under this Agreement made, agreed to or enjoyed by PEPL shall be deemed to have been made and agreed to by PEPL on behalf of itself and its direct wholly-owned subsidiaries, TGC, the current owner of the PEPL Transferred Assets, and TPH, to whom the PEPL Transferred Assets will be conveyed prior to the Closing. PEPL shall have the right to cause such representations, covenants, rights and obligations to be satisfied, complied with, performed, carried out and enjoyed by TPH and/or TGC, as the case may be, depending on the nature of the particular representations, covenants, rights and obligations at issue. It is further understood and agreed, however, that the satisfaction, compliance with and performance of any representations, covenants and obligations ascribed to PEPL in this Agreement which are actually to be satisfied, complied with and performed by TGC or TPH shall nevertheless be and are hereby guaranteed by PEPL.

      14.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14.7 AMENDMENT; WAIVER. This Agreement may not be amended or any waiver of its terms be granted, other than as expressly provided otherwise, except in a written instrument signed by MAP, PEPL and TEPPCO and expressly stating it is an amendment to or waiver under this Agreement. Except as otherwise specifically provided in this Agreement, any failure or delay on the part of either MAP, PEPL or TEPPCO in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

      14.8 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by applicable law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the parties hereto prior to the determination of such invalidity or unenforceability.

      14.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

      14.10 TABLE OF CONTENTS, HEADINGS AND TITLES. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

      14.11 USE OF CERTAIN TERMS; RULES OF CONSTRUCTION. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each of MAP and PEPL agrees that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement or any other Transaction Document.

      14.12 HOLIDAYS. Notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

      14.13 THIRD PARTIES. Except as may specifically be provided otherwise elsewhere in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person (other than the Parties or the Company and their respective successors, legal representatives and permitted assigns) any rights, remedies or basis for reliance upon, under or by reason of this Agreement.

      14.14 FURTHER ASSURANCES. From and after the Formation Date, each of the Parties shall, at the request of any of the others, execute and deliver or cause to be executed and delivered all such documents and instruments, and take or cause to be taken all such other reasonable actions as may be necessary or desirable to more fully carry out the intents and purposes of this Agreement.

      14.15 ADDENDUM AND JOINDER BY THE COMPANY. Immediately following the execution of the LLC Agreement, MAP, PEPL and TEPPCO shall cause the Company to execute and deliver the Addendum and Joinder substantially in the form of
Schedule 14.15 and, upon execution thereof, the Company shall thereafter become a party to this Agreement and shall have all of the rights and be subject to all of the obligations provided herein.

      THIS AGREEMENT is executed and delivered effective as of the date first written above by the undersigned duly authorized representatives of the parties hereto.


MARATHON ASHLAND PETROLEUM LLC

By: /s/ GARY R. HEMINGER
    ------------------------------------------------------------------

Name: Gary R. Heminger
      ----------------------------------------------------------------

Title: Senior Vice President, Business Development
       ---------------------------------------------------------------


PANHANDLE EASTERN PIPE LINE COMPANY

By: /s/ CHRISTOPHER A. HELMS
    ------------------------------------------------------------------

Name: Christopher A. Helms
      ----------------------------------------------------------------

Title: President and Chief Operating Officer
       ---------------------------------------------------------------


TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP
BY: TEXAS EASTERN PRODUCTS PIPELINE COMPANY, LLC, ITS GENERAL PARTNER

By: /s/ WILLIAM L. THACKER
    ------------------------------------------------------------------

Name: William L. Thacker
      ----------------------------------------------------------------

Title: Chairman, President and Chief Executive Officer
       ---------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I   DEFINED TERMS ..............................................       1

    1.1     DEFINED TERMS ..............................................       1

ARTICLE II  SCHEDULE OF EVENTS .........................................       2

     2.1    ACTIONS TO DATE ............................................       2

     2.2    LIMITED LIABILITY COMPANY FORMATION ........................       2

     2.3    FERC ABANDONMENT PROCEEDINGS ...............................       2

     2.4    TEPPCO'S MARKET BASED RATES ................................       3

     2.5    FINANCING ARRANGEMENTS .....................................       3

     2.6    CONDITIONAL ACCEPTANCE .....................................       6

ARTICLE III LLC AGREEMENT ..............................................       8

    3.1     PEPL INTEREST ..............................................       8

    3.2     TEPPCO INTEREST ............................................       8

    3.3     MAP INTEREST ...............................................       9

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PEPL .....................       9

    4.1     DUE ORGANIZATION, GOOD STANDING AND POWER ..................       9

    4.2     AUTHORIZATION AND VALIDITY OF AGREEMENTS ...................       9

    4.3     LACK OF CONFLICTS ..........................................      10

    4.4     NO CONSENTS ................................................      10

    4.5     NO MATERIAL CHANGES ........................................      10

    4.6     REAL PROPERTY ..............................................      11

    4.7     TITLE TO THE TRUNKLINE 26 ..................................      11

    4.8     PEPL PERMITS ...............................................      11

    4.9     TAXES ......................................................      11

    4.10    COMPLIANCE WITH LAWS .......................................      11

    4.11    LEGAL PROCEEDINGS ..........................................      12

    4.12    SUFFICIENCY AND CONDITION OF THE PEPL TRANSFERRED ASSETS ...      12

    4.13    PEPL CONTRACTS .............................................      13

    4.14    ENVIRONMENTAL MATTERS ......................................      13

    4.15    DISCLAIMER OF REPRESENTATIONS AND  WARRANTIES ..............      15

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF MAP ......................      15

    5.1     DUE ORGANIZATION, GOOD STANDING AND POWER ..................      15

    5.2     AUTHORIZATION AND VALIDITY OF AGREEMENTS ...................      16

    5.3     DUE ORGANIZATION, GOOD STANDING AND POWER OF THE COMPANY ...      16

    5.4     AUTHORIZATION AND VALIDITY OF AGREEMENT AS TO THE COMPANY ..      16

    5.5     LACK OF CONFLICTS ..........................................      17

    5.6     NO CONSENTS ................................................      17

    5.7     LEGAL PROCEEDINGS ..........................................      18

    5.8     OPERATIONS; LIABILITIES ....................................      18

    5.9     DISCLAIMER OF REPRESENTATIONS AND WARRANTIES ...............      18

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF TEPPCO ...................      19

    6.1     DUE ORGANIZATION, GOOD STANDING AND POWER ..................      19

    6.2     AUTHORIZATION AND VALIDITY OF AGREEMENTS ...................      19

    6.3     LACK OF CONFLICTS ..........................................      19

    6.4     NO CONSENTS ................................................      20

    6.5     NO MATERIAL CHANGES ........................................      20

    6.6     REAL PROPERTY ..............................................      20

    6.7     TEPPCO PERMITS .............................................      21

    6.8     TAXES ......................................................      21

    6.9     COMPLIANCE WITH LAWS .......................................      21

    6.10    LEGAL PROCEEDINGS ..........................................      21

    6.11    ENVIRONMENTAL MATTERS ......................................      22

    6.12    DISCLAIMER OF REPRESENTATIONS AND WARRANTIES ...............      23

ARTICLE VII COVENANTS PRIOR TO THE CLOSING DATE ........................      24

    7.1     OPERATION OF THE TRUNKLINE 26 ..............................      24

    7.2     MAINTENANCE OF THE TEPPCO PROPERTY CONTRIBUTION ............      25

    7.3     COMMERCIALLY REASONABLE EFFORTS ............................      26

    7.4     NOTICE .....................................................      26

    7.5     CONSENTS ...................................................      27

    7.6     ACCESS TO ENVIRONMENTAL RECORDS; TESTING ...................      27

    7.7     ACCESS TO OTHER RECORDS ....................................      28

    7.8     INTERIM EXPENSES ...........................................      28

    7.9     VENTURE MANAGEMENT .........................................      30

    7.10    PROJECT EXPENDITURES .......................................      31

ARTICLE VIII CONDITIONS PRECEDENT TO FORMATION .........................      32

    8.1     CONDITIONS PRECEDENT TO MAP OBLIGATIONS ....................      32

    8.2     CONDITIONS PRECEDENT TO PEPL'S OBLIGATIONS .................      34

    8.3     CONDITIONS PRECEDENT TO TEPPCO'S OBLIGATIONS ...............      35

    8.4     CONDITIONS PRECEDENT TO ALL OBLIGATIONS ....................      36

ARTICLE IX  THE FORMATION ..............................................      36

    9.1     FORMATION ..................................................      36

    9.2     TEPPCO, PEPL AND MAP CONTRIBUTION AND OTHER CONVEYANCES ....      37

    9.3     DELIVERIES UPON FORMATION ..................................      38

    9.4     THE CONSTRUCTION DEBT ......................................      40

ARTICLE X   CONDITIONS PRECEDENT TO CLOSING ............................      40

    10.1    CONDITIONS PRECEDENT TO MAP OBLIGATIONS ....................      40

    10.2    CONDITIONS PRECEDENT TO OBLIGATIONS OF PEPL ................      42

    10.3    CONDITIONS PRECEDENT TO TEPPCO'S OBLIGATIONS ...............      43

    10.4    CONDITIONS PRECEDENT TO ALL OBLIGATIONS ....................      44

ARTICLE XI  THE CLOSING ................................................      44

    11.1    CLOSING ....................................................      44

    11.2    PEPL CONTRIBUTION AND OTHER CONVEYANCES ....................      45

    11.3    DELIVERIES AT THE CLOSING ..................................      46

    11.4    ADDITIONAL ACTIONS .........................................      47

    11.5    NON-PRO RATA DISTRIBUTIONS OR CONTRIBUTIONS ................      48

    11.6    [TO COME] TEPPCO CASH CONTRIBUTION .........................      49

    11.7    POST-CLOSING RIGHTS-OF-WAY COVENANTS .......................      50

    11.8    OTHER POST-CLOSING COVENANTS ...............................      51

ARTICLE XII INDEMNIFICATION; EXTENT OF REPRESENTATIONS AND
            WARRANTIES; DISPUTE RESOLUTION .............................      52

    12.1    MAP INDEMNIFICATION ........................................      53

    12.2    PEPL INDEMNIFICATION .......................................      53

    12.3    ENVIRONMENTAL INDEMNIFICATION ..............................      54

    12.4    TEPPCO INDEMNIFICATION .....................................      56

    12.5    COMPANY INDEMNIFICATION ....................................      57

    12.6    SURVIVAL OF REPRESENTATIONS AND WARRANTIES .................      57

    12.7    SURVIVAL OF INDEMNITIES ....................................      58

    12.8    PROCEDURES RELATING TO INDEMNIFICATION UNDER ARTICLE XII ...      58

    12.9    APPORTIONMENT ..............................................      59

    12.10   SOLE AND EXCLUSIVE REMEDY ..................................      59

    12.11   WAIVER OF PUNITIVE AND CONSEQUENTIAL DAMAGES ...............      60

    12.12   DISPUTE RESOLUTION .........................................      60

ARTICLE XIII WITHDRAWAL AND TERMINATION ................................      63

    13.1    WITHDRAWAL AND TERMINATION EVENTS ..........................      62

    13.2    EFFECT OF TERMINATION ......................................      66

    13.3    FURTHER NEGOTIATIONS .......................................      66

    13.4    PROCEDURES AND REMEDIES FOLLOWING TERMINATION OR WITHDRAWAL       67

ARTICLE XIV  MISCELLANEOUS .............................................      70

    14.1    PUBLICITY ..................................................      70

    14.2    NOTICES ....................................................      70

    14.3    MERGER AND ENTIRE AGREEMENT ................................      72

    14.4    ASSIGNMENT .................................................      72

    14.5    PARTIES IN INTEREST ........................................      72

    14.6    COUNTERPARTS ...............................................      73

    14.7    AMENDMENT; WAIVER ..........................................      73

    14.8    SEVERABILITY ...............................................      73

    14.9    GOVERNING LAW ..............................................      74

    14.10   TABLE OF CONTENTS, HEADINGS AND TITLES .....................      74

    14.11   USE OF CERTAIN TERMS; RULES OF CONSTRUCTION ................      74

    14.12   HOLIDAYS ...................................................      74

    14.13   THIRD PARTIES ..............................................      75

    14.14   FURTHER ASSURANCES .........................................      75

    14.15   ADDENDUM AND JOINDER BY THE COMPANY ........................      75

                                TABLE OF EXHIBITS

Exhibit                        Description
-------                        -----------
Exhibit A                      Definitions

                               TABLE OF SCHEDULES
                               ------------------
Schedule 2.2                   LLC Agreement
Schedule 2.4                   TEPPCO's Origins & Destinations
Schedule 2.6                   Conditional Acceptance
Schedule 4.4                   PEPL Consents
Schedule 4.5                   PEPL Material Changes
Schedule 4.8                   PEPL Permits
Schedule 4.11                  PEPL Legal Proceedings
Schedule 4.13                  PEPL Contracts
Schedule 4.14(a)               PEPL Environmental Conditions
Schedule 4.14(g)               Asbestos-Containing Materials
Schedule 5.6                   MAP Consents
Schedule 5.7                   MAP Legal Proceedings
Schedule 6.4                   TEPPCO Consents
Schedule 6.5                   TEPPCO Material Changes
Schedule 6.7                   TEPPCO Permits
Schedule 6.10                  TEPPCO Legal Proceedings
Schedule 6.11                  TEPPCO Environmental Conditions
Schedule 7.8(a)                Interim Budget
Schedule 7.8(b)                Reimbursable and Non-Reimbursable Expenses
Schedule 7.9                   Secondee Administration Agreement
Schedule 7.10(d)               Scope of Work
Schedule 8.1(c)                MAP Governmental Approvals
Schedule 8.2(c)                PEPL Governmental Approvals
Schedule 8.3(c)                TEPPCO Governmental Approvals
Schedule 9.2(a)(i)             Beaumont Pipeline Easement
Schedule 9.2(a)(ii)            Beaumont Pump Station, Electrical Substation and
                                   Electrical Facilities Easement
Schedule 9.2(a)(iii)           Jefferson County Pipeline Easement
Schedule 9.2(a)(iv)            Creal Springs Property
Schedule 9.2(a)(iv)(a)         Creal Springs Deed
Schedule 9.2(a)(iv)(b)         Creal Springs Option and Contract Assignment
Schedule 9.2(b)                TEPPCO Contracts
Schedule 9.2(c)                TEPPCO Property Liabilities
Schedule 9.2(d)                MAP Contracts
Schedule 9.2(e)                PEPL LLC Contracts
Schedule 9.3(a)(i)             MAP Contracts Assignment

Schedule 9.3(b)(i)             PEPL LLC Contracts Assignment
Schedule 9.3(c)(ii)            TEPPCO Contracts Assignment
Schedule 9.3(d)(i)             Assumption of MAP, PEPL and TEPPCO Contracts
Schedule 9.3(d)(ii-1)          Creal Springs Easement Agreement
Schedule 9.3(d)(ii-2)          Creal Springs Easement Agreement
Schedule 11.2(a)(i)            PEPL Rights of Way
Schedule 11.2(a)(iv)           PEPL Permits
Schedule 11.2(b)               PEPL Assumed Liabilities
Schedule 11.3(a)(i)            MAP/Centennial T&D
Schedule 11.3(a)(ii)           MAP/TEPPCO T&D
Schedule 11.3(b)(i)(A)         PEPL Conveyance, Assignment and Bill of Sale
Schedule 11.3(b)(i)(B)         PEPL Assumed Liabilities
Schedule 11.3(d)(i)            Assumption of PEPL Assumed Liabilities
Schedule 11.4(a)               Centennial Tariffs
Schedule 11.4(b)               Centennial Tariff Division Agreement with TEPPCO
Schedule 11.4(c)               Centennial Tariff Division Agreement with MAPL
Schedule 11.4(d-1)             Operating Agreement with MAPL
Schedule 11.4(d-2)             Operating Agreement with TEPPCO
Schedule 11.4(e)               Maintenance Agreement
Schedule 11.5                  Sample Contribution Calculations
Schedule 11.6(b)               TEPPCO Interest Credit Amount Calculation
Schedule 11.7                  Landowner Contracts
Schedule 11.8(b)               Pipeline Tie-In and Procedures Agreement
Schedule 14.15                 Addendum and Joinder